Exhibit 99.(a)(1)(A)

Offer to Purchase for Cash

by

IKON Office Solutions, Inc.

of

Up to $295,000,000 in Value of Shares of its Common Stock at a

Purchase Price not greater than $15.00 nor less than

$13.00 per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON DECEMBER 19, 2007, UNLESS THE OFFER IS EXTENDED.

IKON Office Solutions, Inc., an Ohio corporation (the “Company,” “IKON,” “our,” “we,” or “us”), hereby offers to purchase for cash up to $295,000,000 in value of shares (“shares”) of our common stock, no par value per share (“common stock”), at a price not greater than $15.00 per share nor less than $13.00 per share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the “Offer”).

We are offering to purchase up to $295,000,000 in value of shares in the Offer. On the terms and subject to the conditions of the Offer, we will determine a single share price, not greater than $15.00 per share nor less than $13.00 per share, net to the seller in cash, less any applicable withholding taxes and without interest, that we will pay for shares properly tendered and not withdrawn in the Offer, taking into account the total number of shares tendered and the prices specified by tendering shareholders. After the Offer expires, we will look at the prices chosen by shareholders for all of the shares properly tendered and not withdrawn. We will then select the lowest purchase price (in multiples of $0.25) within the price range specified above that will allow us to purchase $295,000,000 in value of shares, or a lower amount depending on the number of shares properly tendered and not withdrawn. If, based on the purchase price we determine, shares having an aggregate value of less than $295,000,000 are properly tendered, we will buy all the shares that are properly tendered and not withdrawn. All shares we acquire in the Offer will be acquired at the same purchase price regardless of whether the shareholder tendered at a lower price. We will purchase only shares tendered at prices at or below the purchase price we determine. However, because of the odd lot priority, proration and conditional tender provisions described in this Offer to Purchase, we may not purchase all of the shares tendered at or below the purchase price if, based on the purchase price we determine, more than $295,000,000 in value of shares are properly tendered and not withdrawn. Shares tendered but not purchased in the Offer will be returned to the tendering shareholders at our expense promptly after the expiration of the Offer. See Section 3.

If the Offer is fully subscribed at a purchase price of $15.00 per share, we will repurchase 19,666,666 shares. The maximum number of shares we will repurchase is 22,692,307.

We expect to fund the purchase of shares in the Offer with available cash and with the proceeds of the offering of the New Notes (as hereinafter defined). The Offer is not conditioned on any minimum number of shares being tendered. The Offer is, however, subject to other conditions, including the consummation by the Company of one or more debt financings, on terms satisfactory to the Company, resulting in aggregate gross proceeds to the Company of not less than $150 million, which condition would be satisfied by, without limitation, receipt of the proceeds of the issuance of the New Notes (the “Financing Condition”). See Sections 2, 7 and 9.

The shares are listed and traded on the New York Stock Exchange (the “NYSE”) under the symbol “IKN.” On November 19, 2007, the last full trading day before the announcement of the Offer, the last reported sale price of our common stock on the NYSE was $10.77 per share. Shareholders are urged to obtain current market quotations for the shares. See Section 8.

Our Board of Directors has approved our making the Offer. However, none of IKON, our Board of Directors, the Dealer Managers, the Depositary and the Information Agent makes any recommendation to you as to whether to tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them.

You should read carefully the information set forth or incorporated by reference in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. See Section 2. All of our directors and executive officers have advised us that they do not intend to tender any of their shares in the Offer. See Section 12.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

You may direct questions and requests for assistance, or for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery, to D. F. King & Co., Inc., which is acting as the Information Agent, or to Lehman Brothers Inc. or Wachovia Capital Markets LLC, who are the Dealer Managers for the Offer. Their addresses and telephone numbers appear on the back cover of this Offer to Purchase.

The Dealer Managers for the Offer are:

Offer to Purchase, dated November 21, 2007

IMPORTANT

If you desire to tender all or any portion of your shares, you must do one of the following before the Offer expires:

•

if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee and request that the nominee tender your shares for you prior to the Expiration Time or comply with the guaranteed delivery procedure outlined in Section 3;

•

if you hold certificates or Direct Registration System (“DRS”) shares in your own name, you must complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your shares, or the amount of DRS shares you wish to tender and any other documents required by the Letter of Transmittal to National City Bank (“National City”), the Depositary for the Offer;

•	if you are an institution participating in The Depository Trust Company (“DTC”), you must tender your shares according to the procedure for book-entry transfer described in Section 3;

•

if you are unable to deliver the certificates for the shares or the other required documents to National City or you cannot comply with the procedure for book-entry transfer within the required time, you must comply with the guaranteed delivery procedure outlined in Section 3;

•

if you are a participant in the IKON Office Solutions, Inc. Dividend Reinvestment and Share Purchase Plan (the “DRIP”), and you wish to tender any or all of your shares in that plan, including any DRIP shares purchased with IKON’s December 10, 2007 dividend or any optional cash investment on that date, you must complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, and any other documents required by the Letter of Transmittal, to National City;

•

if you are a participant in the IKON Office Solutions, Inc. Retirement Savings Plan (the “IKON RSP”), and you wish to direct the IKON RSP trustee to tender any of your shares held in that plan on your behalf, you must follow the separate instructions and procedures described in Section 3 (including an earlier deadline for delivering materials) and you must review the separate materials related to that plan enclosed with this Offer to Purchase for instructions;

•

if you are a participant in the IKON Canada Pension Savings Plan (the “Canada PSP”) and you wish to direct the Canada PSP custodian to tender any of your shares held in that plan on your behalf, you must follow the separate instructions and procedures described in Section 3 (including an earlier deadline for delivering materials) and you must review the separate materials related to that plan enclosed with this Offer to Purchase for instructions; and

•

if you are a holder (an “Optionee”) of vested options to purchase shares under our equity compensation plans, or of options to purchase shares under our equity compensation plans that will vest prior to the expiration of this Offer (in either case, an “Option”), you must follow the separate instructions and procedures described in Section 3 (possibly including an earlier deadline for delivering materials) and you must review the separate materials enclosed with this Offer to Purchase for instructions.

If you wish to maximize the chance that your shares will be purchased in the Offer, you should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Under the Tender Offer.” If you agree to accept the purchase price determined pursuant to the Offer, your shares will be deemed to be tendered at the minimum price of $13.00 per share. You should understand that this election may lower the purchase price paid for shares in the Offer and could result in your shares being purchased at the minimum price of $13.00 per share.

We are not making the Offer to, and will not accept any tendered shares from, shareholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to shareholders in any such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares in the Offer or as to the purchase price or prices at which you should tender your shares. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than the information and representations contained in the Offer to Purchase. If anyone makes any recommendation or gives any such information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us, our Board of Directors, the Dealer Managers, the Depositary or the Information Agent.

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. This summary term sheet highlights only certain material information. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the Offer. We have included references to the sections of this document where you will find a more complete discussion.

Who is offering to purchase my shares?

IKON Office Solutions, Inc.

What is the Company offering to purchase?

We are offering to purchase up to $295,000,000 in value of shares of our common stock. See Section 1.

What is the purpose of the Offer?

Our Board of Directors believes that the Offer will provide shareholders with the opportunity to tender their shares and thereby receive a return of capital if they so elect, without potential disruption to IKON’s share price and the usual transaction costs associated with market sales. Alternatively, shareholders may elect not to participate in the Offer and thereby increase their percentage ownership of IKON following the completion of the Offer. See Section 2.

Our Board of Directors has determined that the Offer is a prudent use of our financial resources and presents an appropriate balance between meeting the needs of our business and delivering value to our shareholders. See Section 2 for additional information about the purpose of the Offer and Section 10 for pro forma financial data to reflect the Offer. The Offer is expected to be funded with available cash and with the proceeds of the issuance of the New Notes. See Sections 2 and 9.

What will the purchase price for the shares be and what will be the form of payment?

We are conducting the Offer through a procedure commonly called a modified “Dutch Auction.” This procedure allows you to select the price (in increments of $0.25) within a price range specified by us at which you are willing to sell your shares. The price range for the Offer is $13.00 to $15.00 per share. The purchase price will be the lowest price at which, based on the number of shares tendered and the prices specified by the tendering shareholders, we can purchase $295,000,000 in value of shares, or such lesser value of shares as is properly tendered and not withdrawn. All shares we purchase will be purchased at the same price, even if you have selected a lower price, but we will not purchase any shares above the purchase price we determine. We will determine the purchase price for tendered shares promptly after the Offer expires. If your shares are purchased in the Offer, we will pay you the purchase price, in cash, less any applicable withholding taxes and without interest, promptly after the expiration of the Offer. See Sections 1 and 5. Under no circumstances will we pay interest on the purchase price, even if there is a delay in making payment.

If you wish to maximize the chance that your shares will be purchased in the Offer, you should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Under the Tender Offer.” If you agree to accept the purchase price determined under the Offer, your shares will be deemed to be tendered at the minimum price of $13.00 per share. You should understand that this election may lower the purchase price and could result in your shares being purchased at the minimum price of $13.00 per share.

i

How many shares will the Company purchase in the Offer?

We are offering to purchase up to $295,000,000 in value of shares. At the maximum purchase price of $15.00 per share, we could purchase 19,666,666 shares if the Offer is fully subscribed, which would represent approximately 16.95 % of our issued and outstanding common stock as of November 15, 2007. At the minimum purchase price of $13.00 per share, we could purchase 22,692,307 shares, which would represent approximately 19.56% of our issued and outstanding common stock as of November 15, 2007. If, based on the purchase price we determine, more than $295,000,000 in value of shares are properly tendered and not withdrawn, we will purchase all shares tendered at or below the purchase price on a pro rata basis, except for “odd lots” (of less than 100 shares), which we will purchase on a priority basis (though tenders of less than all of the shares owned by an odd lot holder will not qualify for this priority), and except for each conditional tender whose condition was not met, which we will not purchase (except as described in Section 6). The Offer is not conditioned on any minimum number of shares being tendered, but is subject to certain other conditions, including the Financing Condition. See Sections 1 and 7.

How will the Company pay for the shares?

The maximum aggregate purchase price of shares repurchased in the Offer will be $295,000,000. We expect to fund the purchase of shares in the Offer with available cash and with the proceeds of the issuance of the New Notes.

How long do I have to tender my shares; can the Offer be extended, amended or terminated?

You may tender your shares until the Offer expires. The Offer will expire on Wednesday, December 19, 2007, at 12:00 midnight, New York City time, unless we extend it (the time of expiry of the Offer is referred to as the “Expiration Time”). See Section 1. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely that they have an earlier deadline, for administrative reasons, for you to act to instruct them to tender shares on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to find out their deadline.

If you wish to tender shares held in the IKON RSP or the Canada PSP, you will have an earlier deadline. The deadline is 5:00 p.m., New York City time, on Friday, December 14, 2007 for the IKON RSP and 4:00 p.m., New York City time, on Thursday, December 13, 2007, for the Canada PSP. See Section 3.

If you wish to tender shares issued upon the exercise of Options, you will have an earlier deadline. The deadline is 12:00 noon, New York City time, on Friday, December 14, 2007. See Section 3.

We may choose to extend the Offer at any time and for any reason, subject to applicable laws. See Section 16. We cannot assure you that we will extend the Offer. If we extend the Offer, we will delay the acceptance for payment of any shares that have been tendered. We can also amend the Offer in our sole discretion or terminate the Offer under certain circumstances. See Sections 7 and 16.

How will I be notified if the Company extends the Offer or amends the terms of the Offer?

If we extend the Offer, we will issue a press release announcing the extension and the new Expiration Time by 9:00 a.m., New York City time, on the business day after the previously scheduled Expiration Time. We will also issue a press release if we materially amend the terms of the Offer. See Section 16.

What are the significant conditions to the Offer?

Our obligation to accept and pay for your tendered shares depends upon a number of conditions that must be satisfied or waived on or prior to the Expiration Time, including:

•

consummation of one or more debt financings, on terms satisfactory to the Company, resulting in aggregate gross proceeds to the Company of not less than $150 million, which condition would be satisfied by, without limitation, receipt of the proceeds of the issuance of the New Notes;

•

no legal action shall have been threatened, instituted or pending that seeks to challenge or delay the Offer or could reasonably be expected to materially adversely affect our business, financial condition, results of operations, or prospects or the value of our shares;

•

no change in the general political, market, economic or financial conditions in the United States or abroad that is reasonably likely to materially and adversely affect our business, financial condition, results of operations, or prospects or the value of our shares or otherwise materially impair the contemplated future conduct of our business or adversely affect trading in our shares;

•

no general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter markets in the United States or a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, shall have occurred;

•

no commencement or escalation of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States or any country in which we conduct operations that are material to our business shall have occurred;

•

no decrease of more than 10% in the market price for our shares or in the Dow Jones Industrial Average, New York Stock Exchange Index, Nasdaq Composite Index or the Standard and Poor’s 500 Composite Index measured from the close of trading on November 20, 2007 shall have occurred;

•

no entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person shall have acquired or proposed to acquire beneficial ownership of more than 5% of our outstanding shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before November 20, 2007);

•

no entity, group or person who has filed with the SEC a Schedule 13D or Schedule 13G relating to IKON on or before November 20, 2007 shall have acquired or proposed to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer), beneficial ownership of an additional 1% or more of our outstanding shares;

•

no new group shall have been formed that beneficially owns more than 5% of our outstanding shares (options for and other rights to acquire shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause);

•	no one shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us;

•

no change (or event involving a prospective change) shall have occurred that could reasonably be expected to materially adversely affect our business, financial condition or results of operations or the value of our shares; and

•

our determination that the consummation of the Offer will not cause our common stock to be delisted from the New York Stock Exchange (the “NYSE”) or to be eligible for deregistration under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

See Section 7.

Following the Offer, will the Company continue as a public company?

Yes. The completion of the Offer in accordance with its terms and conditions will not cause the Company to be delisted from the NYSE or to stop being subject to the periodic reporting requirements of the Exchange Act.

How do I tender my shares?

If you want to tender all or part of your shares, you must do one of the following before 12:00 midnight, New York City time, on Wednesday, December 19, 2007, or any later time and date to which the Offer may be extended:

•

if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee and request that the nominee tender your shares for you prior to the Expiration Time or comply with the guaranteed delivery procedure outlined in Section 3;

•

if you hold certificates or DRS shares in your own name, you must complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your shares, or the amount of DRS shares you wish to tender, and any other documents required by the Letter of Transmittal to National City, the Depositary for the Offer;

•	if you are an institution participating in DTC, you must tender your shares according to the procedure for book-entry transfer described in Section 3;

•

if you are unable to deliver the certificates for the shares or the other required documents to National City or you cannot comply with the procedure for book-entry transfer within the required time, you must comply with the guaranteed delivery procedure outlined in Section 3; and

•

if you are a participant in the DRIP, and you wish to tender any or all of your shares in that plan, including any DRIP shares purchased with IKON’s December 10, 2007 dividend or any optional cash investment on that date, you must complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, to National City.

You may contact the Information Agent for assistance. The contact information for the Information Agent appears on the back cover of this Offer to Purchase. See Section 3 and the Instructions to the Letter of Transmittal.

How do holders of currently exercisable stock options participate in the Offer?

Optionees with vested but unexercised Options may, subject to certain limitations, conditionally exercise some or all of those Options as part of the Offer and instruct IKON to tender all (but not less than all) of the shares issuable upon the conditional exercise. This exercise of Options is “conditional” because the Optionee is deemed to exercise an Option (and pay the exercise price) only if and to the extent that (i) IKON will purchase the underlying shares pursuant to the Offer and (ii) the purchase price determined by us in the Offer exceeds the exercise price for the Option. If IKON does not purchase the underlying shares, the Options for those shares will not be deemed exercised and will remain outstanding. Conditional exercise of Options and tender of the shares issuable upon conditional exercise requires completion and delivery to IKON of an Option Election Form. See Section 3.

How do participants in our retirement savings plans participate in the Offer?

If you are a participant in the IKON RSP and you wish to direct the IKON RSP trustee to tender any of your shares held in that plan on your behalf, you must follow the separate instructions and procedures described in Section 3 (including an earlier deadline for delivering materials) and you must review the separate materials related to that plan enclosed with this Offer to Purchase for instructions;

If you are a participant in the Canada PSP and you wish to direct the Canada PSP custodian to tender any of your shares held in that plan on your behalf, you must follow the separate instructions and procedures described in Section 3 (including an earlier deadline for delivering materials) and you must review the separate materials related to that plan enclosed with this Offer to Purchase for instructions.

What happens if more than $295,000,000 in value of shares are tendered at or below the purchase price?

If, based on the purchase price we determine, shares having an aggregate value in excess of $295,000,000 are properly tendered at or below the purchase price and not withdrawn, we will purchase shares as follows:

•	first, from all holders of “odd lots” of less than 100 shares who properly tender all of their shares at or below the purchase price selected by us;

•

second, from all other shareholders who properly tender shares at or below the purchase price selected by us, on a pro rata basis (except for shareholders who tendered shares conditionally for which the condition was not satisfied); and

•

third, only if necessary to permit us to purchase $295,000,000 in value of shares (or such greater amount as we may elect to pay), from holders who have properly tendered shares at or below the purchase price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares. Shares issued upon the conditional exercise of Options and tendered in accordance with the special procedures described in Section 3 will be treated as conditionally tendered for this purpose.

Because of the “odd lot” priority, proration and conditional tender provisions described above, we may not purchase all of the shares that you tender even if you tender them at or below the purchase price. See Section 1, and, for additional information on conditional purchases, see Section 6.

If I own fewer than 100 shares and I tender all of my shares, will I be subject to proration?

If you own beneficially or of record fewer than 100 shares in the aggregate, you properly tender all of these shares at or below the purchase price selected by us, you do not withdraw such shares before the Offer expires and you complete the section entitled “Odd Lots” in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery, we will purchase all of your shares without subjecting them to the proration procedure. See Section 1.

Once I have tendered shares in the Offer, can I withdraw my tender?

Yes. You may withdraw any shares you have tendered at any time before 12:00 midnight, New York City time, on Wednesday, December 19, 2007, unless we extend the Offer, in which case you can withdraw your shares until the expiration of the Offer as extended. If we have not accepted for payment the shares you have tendered, you may also withdraw your shares at any time after 12:00 midnight, New York City time, on January 18, 2008. See Section 4.

Conditional exercises of Options and tenders of the underlying shares may be withdrawn at any time before 12:00 noon, New York City time, on Friday, December 14, 2007, unless we extend the Offer, in which case you can withdraw at any time before 12:00 noon, New York City time, on the day three business days prior to the day the Offer expires. See Section 4.

Instructions to tenders of shares held by participants in the IKON RSP may be withdrawn at any time before 5:00 p.m., New York City time, on Friday, December 14, 2007, unless we extend the Offer, in which case you can withdraw at any time before 5:00 p.m., New York City time, on the day three business days prior to the day the Offer expires. See Section 4.

Instructions to tenders of shares held by participants in the Canada PSP may be withdrawn at any time before 4:00 p.m., New York City time, on Thursday, December 13, 2007, unless we extend the Offer, in which case you can withdraw at any time before 5:00 p.m., New York City time, on the day four business days prior to the day the Offer expires. See Section 4.

v

How do I withdraw shares I previously tendered?

To withdraw tendered shares, you must deliver a written notice of withdrawal with the required information to the Depositary (or the trustee’s agent, in the case of the IKON RSP, or IKON in the case of tenders of shares issuable upon the conditional exercise of Options) while you still have the right to withdraw the shares. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of these shares, and such other details as may be required. Some additional requirements apply if the share certificates to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. If you have tendered your shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct that nominee to arrange for the withdrawal of your shares. If you wish to withdraw tendered shares held in the IKON RSP, you must withdraw all such tendered shares. If you withdraw shares held in that plan, you must re-tender any such shares you wish to tender in the Offer. See Section 4.

Has the Company or its Board of Directors adopted a position on the Offer?

Our Board of Directors has approved our making the Offer. However, none of the Company, our Board of Directors, the Dealer Managers, the Depositary and the Information Agent makes any recommendation as to whether you should tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender, and the purchase price or purchase prices at which you may choose to tender your shares. In so doing, you should read carefully the information set forth or incorporated by reference in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. See Section 2.

Do the directors or executive officers of the Company intend to tender their shares in the Offer?

All of our directors and executive officers have advised us that they do not intend to tender any of their shares in the Offer (including shares they are deemed to beneficially own). As a result, the Offer will increase the proportional holdings of our directors and executive officers. See Section 12.

If I decide not to tender, how will the Offer affect my shares?

Shareholders who choose not to tender their shares will own a greater percentage interest in our outstanding common stock following the consummation of the Offer. See Section 2.

What is the recent market price of my shares?

On November 19, 2007, the last full trading day before the announcement of the Offer, the last reported sale price of our common stock on the NYSE was $10.77 per share. You are urged to obtain current market quotations for the shares before deciding whether to tender your shares. See Section 8.

When and how will the Company pay for the shares I tender?

We will pay the purchase price, less any applicable withholding taxes and without interest, for the shares we purchase promptly after expiration of the Offer. We will announce the preliminary results of the Offer, including price and preliminary information about any expected proration, by 9:00 a.m., New York time, on the business day following the Expiration Time. We do not expect, however, to announce the final results of any proration and begin paying for tendered shares until at least four business days after expiration of the Offer. We will pay for the shares accepted for purchase by depositing the aggregate purchase price with the Depositary. The Depositary will act as your agent and will transmit to you (or to your broker, dealer, trustee, plan administrator or other nominee) the payment for all your shares accepted for payment. See Section 5.

Will I have to pay brokerage commissions if I tender my shares?

If you are the record owner of your shares and you tender your shares directly to the Depositary, you will not pay brokerage commissions or similar expenses. If you hold your shares through a broker, dealer, commercial bank, trust company or other nominee and that nominee tenders your shares on your behalf, that nominee may charge you a fee. You should consult with your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See Section 3.

Does the Company intend to repurchase any shares other than pursuant to the Offer during or after the Offer?

Rule 13e-4 of the Exchange Act prohibits us and our affiliates from purchasing any shares, other than pursuant to the Offer, until at least 10 business days after the expiration of the Offer, except pursuant to certain limited exceptions provided in Rule 14e-5 of the Exchange Act. Beginning 10 business days after the Expiration Time of the Offer, we may make share repurchases from time to time on the open market, pursuant to accelerated share repurchases and/or in additional tender offers. Whether we make additional repurchases will depend on many factors, including, without limitation, the number of shares, if any, that we purchase in the Offer, our business and financial performance and situation, the business and market conditions at the time, including the price of the shares and our ability to issue debt securities, and such other factors as we may consider relevant. Any of these repurchases may be on the same terms or on terms that are more or less favorable to the selling shareholders in those transactions than the terms of the Offer.

Pursuant to an agreement with Steel Partners II, L.P. (“Steel Partners”), which has been filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on November 21, 2007, IKON has agreed that, as soon as practicable following the completion of the Offer, IKON shall implement a plan for the repurchase of shares equal in aggregate value to $500 million, less the aggregate value of any shares purchased pursuant to the Offer. Such repurchases may be made pursuant to one or more additional equity self-tender offers, accelerated stock repurchase programs or open market share repurchase programs under Rule 10b-18 of the Exchange Act, or a combination thereof. See Section 2.

What are the U.S. federal income tax consequences if I tender my shares?

The receipt of cash from us in exchange for your shares will be a taxable event for you for U.S. federal income tax purposes. The receipt of cash for your shares generally will be treated for U.S. federal income tax purposes either as (1) a sale or exchange eligible for gain or loss treatment or (2) a distribution in respect of stock from the Company. The Depositary (or other applicable withholding agent) will withhold U.S. federal taxes at a rate of 30% on the gross proceeds of the Offer paid to a non-U.S. shareholder, subject to reduction by applicable treaty or exemption for income that is “effectively connected with a U.S. trade or business,” as evidenced by forms that a non-U.S. shareholder furnishes to the Depositary (or other applicable withholding agent). We advise you to consult your tax advisor with respect to your particular situation. See Section 15.

Will I have to pay stock transfer tax if I tender my shares?

We will pay all stock transfer taxes unless payment is made to, or if shares not tendered or accepted for payment are to be registered in the name of, someone other than the registered holder, or tendered certificates are registered in the name of someone other than the person signing the Letter of Transmittal. See Section 5.

Who may I talk to if I have questions?

If you have any questions regarding the Offer, please contact D. F. King & Co., Inc., the Information Agent, toll-free at (800)-735-3107, Lehman Brothers Inc., toll-free at (888)-610-5877, or Wachovia Capital Markets, LLC, toll-free at (800)-532-2916. Banks and brokers may call the Information Agent collect at (212)-269-5550. Additional contact information for the Information Agent and the Dealer Managers is set forth on the back cover page of this document.

FORWARD-LOOKING STATEMENTS

Some of the statements in this document, as well as certain statements incorporated by reference herein, constitute “forward-looking statements.” These forward-looking statements include, but are not limited to, statements regarding the following: the number of shares that we may purchase in the Offer and the price range of this purchase and the date on which we will announce the final results of the Offer or pay for tendered shares; the Company’s ability to finance current operations and execute on its strategic priorities, including growth objectives, operational efficiency and capital strategy initiatives; the projected financial information and pro forma condensed consolidated financial information contained herein; earnings, revenue, cash flow, inventory, margins, tax rate; and the Company’s liquidity and ability to repay debt. Although the Company believes the expectations contained in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove correct.

The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “will,” “should” and similar expressions, as they relate to the Company, are intended to identify forward-looking statements. Such statements reflect management’s current views of IKON with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected, intended or planned. The Company will not update these forward-looking statements, even though its situation may change in the future. Whether actual results will conform with the Company’s expectations and predictions is subject to a number of risks and uncertainties, including, but not limited to risks and uncertainties relating to:

•	the increased indebtedness that we will incur to purchase shares in the Offer;

•	the price at which we ultimately determine to purchase shares in the Offer and the number of shares tendered in the Offer;

•

the price and time at which we make any additional share repurchases following completion of the Offer, the number of shares acquired in such repurchases and the interest rate on any indebtedness incurred to fund such repurchases;

•	conducting operations in a competitive environment and a changing industry;

•	existing or future supplier relationships;

•	the Company’s relationship with General Electric Capital Corporation;

•	the Company’s ability to execute on strategic priorities;

•	the Company’s conversion to a common enterprise resource planning system (“One Platform”) and its infrastructure and productivity initiatives;

•	new technologies;

•	the Company’s ability to finance current operations and growth initiatives;

•	economic, legal and political issues associated with its international operations; and

•	the Company’s ability to maintain effective internal control over financial reporting.

All forward-looking statement attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by this cautionary statement. You should read carefully the factors described herein under Section 2 and in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2006, the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2007 and in any subsequent filings under the Exchange Act.

THE TENDER OFFER

1.    Number of Shares; Proration

General.    Upon the terms and subject to the conditions of the Offer, we will purchase $295,000,000 in value of shares of our common stock, or if a lesser amount of shares is properly tendered and not withdrawn, all shares that are properly tendered and not withdrawn, at a price not greater than $15.00 nor less than $13.00 per share, net to the seller in cash, less any applicable withholding taxes and without interest.

The term “Expiration Time” means 12:00 midnight, New York City time, on Wednesday, December 19, 2007, unless we extend the period of time during which the Offer will remain open, in which event the term “Expiration Time” shall refer to the latest time and date at which the Offer, as so extended by us, shall expire. See Section 16 for a description of our right to extend, delay, terminate or amend the Offer.

If we:

•	change the price range to be paid for shares;

•

increase the aggregate purchase price limit and thereby increase the number of shares purchasable in the Offer and such increase in the number of shares being sought exceeds 2% of our outstanding shares; or

•	decrease the aggregate purchase price limit and thereby decrease the number of shares purchasable in the Offer; and

the Offer is scheduled to expire at any time earlier than the expiration of a period ending at 12:00 midnight, New York City time, on the tenth business day (as defined below) from, and including, the date that notice of any such increase or decrease is first published, sent or given in the manner specified in Section 16, then the Offer will be extended until the expiration of such period of 10 business days. For the purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

The Offer is not conditioned upon any minimum number of shares being tendered. The Offer is subject to other conditions, including the Financing Condition. See Section 7.

Shareholders desiring to tender shares must specify the price or prices, not greater than $15.00 per share nor less than $13.00 per share, at which they are willing to sell their shares to us in the Offer. Alternatively, shareholders desiring to tender shares and seeking to maximize the chance that their shares will be purchased can choose not to specify a price and, instead, specify that they will sell their shares at the purchase price ultimately paid for shares properly tendered. To do so, shareholders should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Under the Tender Offer.” Note that this election is deemed to be a tender of shares at the minimum price of $13.00 per share and could result in the tendered shares being purchased at the minimum price of $13.00 per share. Shareholders are urged to obtain current market quotations for the shares before deciding whether, and at what purchase price or purchase prices, to tender their shares. See Section 8 for recent market prices for the shares.

After the Offer expires, we will look at the prices chosen by shareholders for all of the shares properly tendered and not withdrawn. We will then select the lowest purchase price (in multiples of $0.25) within the price range specified above that will allow us to purchase $295,000,000 in value of shares, or a lower amount depending on the number of shares properly tendered and not withdrawn. If, based on the purchase price we determine, shares having an aggregate value of less than $295,000,000 are properly tendered, we will buy all the shares that are properly tendered and not withdrawn. Once the purchase price has been determined, we will promptly disclose such price in a manner calculated to inform shareholders of this information, which will include a press release through a national news service.

All shares we acquire in the Offer will be acquired at the same purchase price regardless of whether the shareholder tendered at a lower price. We will purchase only shares properly tendered at or below the purchase price we determine and not withdrawn. However, because of the odd lot priority, proration and conditional tender provisions described in this Offer to Purchase, we may not purchase all of the shares tendered, even if shareholders tendered at or below the purchase price, if, based on the purchase price we determine, more than $295,000,000 in value of shares are properly tendered and not withdrawn. We will return shares tendered at prices in excess of the purchase price we determine and shares that we do not purchase because of the odd lot priority, proration or conditional tender provisions to the tendering shareholders at our expense promptly following the Expiration Time. See Section 3.

Priority of Purchases.    Upon the terms and subject to the conditions of the Offer, if, based on the purchase price determined in the Offer, shares having an aggregate value in excess of $295,000,000 have been properly tendered at or below the purchase price selected by us and not withdrawn, we will, subject to applicable law, purchase properly tendered shares on the basis set forth below:

•	First, we will purchase all shares tendered by any Odd Lot Holder (as defined below) who:

•

tenders all shares owned beneficially or of record at a price at or below the purchase price we determine (tenders of less than all of the shares owned by the Odd Lot Holder will not qualify for this preference); and

•	completes the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

•

Second, subject to the conditional tender provisions described in Section 6, we will purchase all other shares tendered at prices at or below the purchase price on a pro rata basis, with appropriate adjustments to avoid purchases of fractional shares, as described below.

•

Third, if necessary to permit us to purchase $295,000,000 in value of shares at the purchase price determined in the Offer (or such greater amount as we may elect to pay), shares conditionally tendered at or below the purchase price (for which the condition was not initially satisfied) and not withdrawn, will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares. Shares issued upon the conditional exercise of Options and tendered in accordance with the special procedures described in Section 3 will be treated as conditionally tendered for this purpose.

As a result of the foregoing priorities applicable to the purchase of shares tendered, it is possible that all of the shares that a shareholder tenders in the Offer may not be purchased even if they are tendered at or below the purchase price determined in the Offer. In addition, if a tender is conditioned upon the purchase of a specified number of shares, it is possible that none of those shares will be purchased even if they are tendered at or below the purchase price determined in the Offer.

Odd Lots.    The term “Odd Lots” means all shares properly tendered prior to the Expiration Time at prices at or below the purchase price selected by us and not withdrawn by any person who owned beneficially or of record a total of fewer than 100 shares and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery (an “Odd Lot Holder”). To qualify for this preference, an Odd Lot Holder must tender all shares he or she owns in accordance with the procedures described in Section 3. Odd Lots will be accepted for payment before any proration of the purchase of other tendered shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares, even if these holders have separate accounts or certificates representing fewer than 100 shares. By tendering in the Offer, an Odd Lot Holder who holds shares in his or her name and tenders such shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the holder’s shares. Any Odd Lot Holder wishing to tender all of his or her shares pursuant to the Offer should complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

Proration.    If proration of tendered shares is required, we will determine the proration factor promptly following the Expiration Time. Subject to adjustment to avoid the purchase of fractional shares and subject to the provisions governing conditional tenders described in Section 6, proration for each shareholder tendering shares, other than Odd Lot Holders, will be based on the ratio of the number of shares properly tendered and not withdrawn by the shareholder to the total number of shares properly tendered and not withdrawn by all shareholders, other than Odd Lot Holders, at or below the purchase price selected by us. Because of the difficulty in determining the number of shares properly tendered and not withdrawn, and because of the odd lot procedure described above and the conditional tender procedure described in Section 6, we expect that we will not be able to announce the final proration factor or commence payment for any shares purchased pursuant to the Offer until at least four business days after the Expiration Time. The preliminary results of any proration will be announced by press release promptly following the Expiration Time. After the Expiration Time, shareholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

2.    Purpose of the Tender Offer; Certain Effects of the Tender Offer

On November 20, 2007, IKON announced that its Board of Directors had approved a series of transactions related to its capital structure. The transactions (collectively, the “Buyback Transactions”) are this Offer, the additional purchases of shares described in the next paragraph and the issuance of senior unsecured floating rate notes due 2011 with an aggregate principal face amount of $150 million (the “New Notes”) bearing interest at floating rates as described in Section 9 and otherwise on terms substantially identical to those applicable to the Company’s existing 7.75% Senior Notes due 2015 (the “2015 Senior Notes”).

On November 20, 2007, the Company entered into an agreement with Steel Partners pursuant to which IKON has agreed as soon as practicable following the completion of the Offer, to implement a plan for the repurchase of shares equal in aggregate value to $500 million, less the aggregate value of any shares purchased pursuant to the Offer. Such repurchases may be made pursuant to one or more additional equity self-tender offers, accelerated stock repurchase programs or open market share repurchase programs under Rule 10b-18 of the Exchange Act, or a combination thereof. Under IKON’s agreement with Steel Partners, IKON shall not be required to repurchase shares pursuant to any Rule 10b-18 program (1) at a price greater than $17.50 per share (or such other limit as IKON and Steel Partners may agree from time to time), (2) on any trading day on which there is a substantial market disruption, (3) if such repurchase would, in the view of counsel to IKON, raise a substantial risk of violation of law or non-compliance with the terms of IKON’s existing indebtedness or (4) if such repurchase would result in Steel Partners or any other person (other than State Street Bank and Trust Company) beneficially owning more than 14.9% of IKON’s outstanding shares.

In considering the Offer, our management and Board of Directors took into account the expected financial impact of the Offer, including our use of increased indebtedness to fund share purchases. Our Board of Directors believes that the Offer is consistent with our objectives of returning capital to shareholders and increasing long-term shareholder value.

Our Board of Directors has approved our making the Offer. However, none of the Company, our Board of Directors, the Dealer Managers, the Depositary and the Information Agent is making any recommendation to you as to whether to tender or refrain from tendering your shares. We have not authorized any person to make any such recommendation. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the purchase price or purchase prices at which you tender shares. You should read carefully the information set forth or incorporated by reference in this Offer to Purchase and in the related Letter of Transmittal, including information regarding the purposes and effects of the Offer. You should discuss whether to tender your shares with your tax advisor, financial advisor and/or broker.

Potential Benefits of the Offer.    We believe that the Offer will allow us to return significant capital to our shareholders. Our Board of Directors has determined that the Offer is a prudent use of our financial resources, presents an appropriate balance between meeting the needs of our business and delivering value to our shareholders and will provide benefits to our shareholders, including the following:

•

The Offer provides our shareholders with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and the usual transaction costs associated with market sales.

•	If we complete the Offer, we will return cash to our shareholders who tender, while shareholders who do not tender will increase their percentage ownership in IKON.

Potential Risks and Disadvantages of the Offer.    The Offer also presents some potential risks and disadvantages to IKON and shareholders who choose not to tender their shares, including the following:

•

We expect to incur indebtedness of up to $150 million in order to fund purchases of shares in accordance with the Offer. Based on the assumptions set forth in Section 10 “Certain Financial Information,” our pro forma long-term debt would have been $[956.4] million as of June 30, 2007, compared to actual long-term debt as of June 30, 2007, of $[807.9] million. Any increase in our indebtedness will increase our interest expense, could reduce our ability to engage in significant transactions, including acquisitions and future share repurchases, without additional debt or equity financing, and could negatively affect our liquidity during periods of increased capital spending or higher operating expenses. If IKON’s indebtedness affects its operations in these or other ways, its business, financial condition, cash flow and results of operations could suffer. IKON has been advised by Standard & Poor’s, and by Moody’s Investors Service, that, as a result of our entry into the Buyback Transactions, IKON’s credit ratings are under review. If our credit ratings were downgraded, it would negatively affect our cost of credit and ability to efficiently raise debt.

•

The Offer and additional share repurchases will reduce our “public float,” which is the number of shares owned by non-affiliate shareholders and available for trading in the securities markets, and is likely to reduce the number of our shareholders. These reductions may reduce the volume of trading in our shares and may result in lower stock prices and reduced liquidity in the trading of our shares following completion of the Offer. As of November 15, 2007, we had outstanding approximately 116,021,508 shares. At the maximum purchase price of $15.00 per share, we could purchase up to 19,666,666 shares, which would represent approximately 16.95% of the total number of issued and outstanding shares of our common stock as of November 15, 2007. At the minimum purchase price of $13.00 per share, we could purchase up to 22,692,307 shares, which would represent approximately 19.56% of the total number of issued and outstanding shares of our common stock as of November 15, 2007. If the Offer is fully subscribed, we will have approximately 96.35 million (at the maximum purchase price of $15.00 per share) to 93.33 million (at the minimum purchase price of $13.00 per share) shares outstanding upon completion of the Offer. These numbers do not reflect the impact of any conditional Option exercises.

•

The Offer will increase the proportional holdings of significant shareholders who elect not to participate. In particular, Steel Partners, has indicated to us that it will not participate in the Offer, although, to our knowledge, Steel Partners is not prohibited from participating. In addition, Hotchkis and Wiley Capital Management, LLC (“Hotchkis and Wiley”), held, as of September 30, 2007, 12.76% of our common stock. If Hotchkis and Wiley elects not in participate in the Offer, its proportional holding of our common stock will increase. See Section 12 for a chart listing our other significant shareholders.

•	We sponsor or have sponsored deferred compensation plans for certain of our existing and former employees, including certain existing and former executive officers. Our funding obligations may be accelerated upon the occurrence of certain events defined under the plans, including, among others, in the event that one of our shareholders becomes the beneficial owner of more than 15% of our common stock. Should Hotchkis and Wiley elect not to participate in the Offer, its holdings of our common stock may exceed 15%. Such events could have a material adverse effect on our liquidity, financial position or results of operations. Steel Partners has, by an agreement with us dated November 20, 2007, agreed that should, as a result of the Offer, its IKON shareholding be projected to exceed 15% of IKON’s outstanding common stock, it will, within two days of being so notified by IKON, sell sufficient shares to reduce its shareholding to no more than 14.9%.

•

All of our directors and executive officers have advised us that they do not intend to tender any of their shares in the Offer (including shares they are deemed to beneficially own). As a result, the Offer will increase the proportional holdings of our directors and executive officers. See Section 12.

Upon completion of the Offer, non-tendering shareholders will realize a proportionate increase in their relative ownership interest in IKON. However, there can be no assurance that we will not issue additional shares in the future which could have the effect of decreasing the relative ownership interests of such non-tendering shareholders.

Certain Effects of the Offer.    After the Offer is completed, we believe that our anticipated financial condition, cash flow from operations and access to capital will provide us with adequate financial resources.

Based on the published guidelines of the NYSE and the conditions of the Offer, we believe that our purchase of $295,000,000 in value of shares pursuant to the Offer will not result in delisting of the remaining shares on the NYSE. The shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our shareholders. We believe that our purchase of shares pursuant to the Offer will not result in the shares becoming eligible for termination of registration under the Exchange Act. The Offer is conditioned upon our having determined that the consummation of the Offer will not cause the shares to be delisted from the NYSE or be eligible for deregistration under the Exchange Act. See Section 7.

Shares we acquire pursuant to the Offer will be retained as treasury shares by us (unless and until we determine to retire or reissue such shares). Such shares will be held in treasury with the status of authorized and unissued shares and will be available for us to issue without further shareholder action for all purposes except as required by applicable law or the rules of the NYSE. We have no current plans for the issuance of shares purchased in the Offer.

Our shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using the shares as collateral. We believe that, following the purchase of shares pursuant to the Offer, the shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin regulations.

Except as disclosed in this Offer to Purchase, we currently have no plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of a material amount of our or our subsidiaries’ assets;

•	any material change in our present dividend rate or policy, or indebtedness or capitalization;

•

any change in our present Board of Directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors, or to change any material term of the employment contract of any executive officer;

•	any other material change in our corporate structure or business;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act or ceasing to be authorized for listing on the NYSE;

•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•	the acquisition by any person of additional securities of IKON, or the disposition by any person of securities of IKON; or

•

any changes in our Amended and Restated Articles of Incorporation or Code of Regulations, each as amended to date, or other governing instruments or other actions that could impede the acquisition of control of IKON.

Although we do not currently have any plans, other than as described in this Offer to Purchase, that relate to or would result in any of the events discussed above, we continue to evaluate opportunities for increasing shareholder value and we may undertake or plan actions that relate to or could result in one or more of these events.

3.    Procedures for Tendering Shares

Valid Tender.    For a shareholder to make a valid tender of shares under the Offer (i) the Depositary must receive, at one of its addresses set forth on the back cover of this Offer to Purchase, and prior to the Expiration Time:

•

a Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or, in the case of a book-entry transfer, an “agent’s message” (see “Book-Entry Transfer” below) and any other required documents; and

•

either certificates representing the tendered shares, or confirmation of the amount of DRS Shares you wish to tender or, in the case of tendered shares delivered in accordance with the procedures for book-entry transfer we describe below, a book-entry confirmation of that delivery (see “Book-Entry Transfer” below); or

(ii) the tendering shareholder must, before the Expiration Time, comply with the guaranteed delivery procedures we describe below.

If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely they have an earlier deadline for you to act to instruct them to tender shares on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to find out their applicable deadline.

The valid tender of shares by you by one of the procedures described in this Section 3 will constitute a binding agreement between you and us on the terms of, and subject to the conditions to, the Offer.

Each shareholder desiring to tender shares pursuant to the Offer must either (1) check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Under the Tender Offer,” in which case you will be deemed to have tendered your shares at the minimum price of $13.00 per share (YOU SHOULD UNDERSTAND THAT THIS ELECTION COULD RESULT IN THE TENDERED SHARES BEING PURCHASED AT THE MINIMUM PRICE OF $13.00 PER SHARE) or (2) check one, and only one, of the boxes corresponding to the price at which shares are being tendered in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined By You.” A tender of shares will be valid only if one, and only one, of these boxes is checked on the Letter of Transmittal.

If tendering shareholders wish to maximize the chance that their shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Under the

Tender Offer.” For purposes of determining the purchase price, those shares that are tendered by shareholders agreeing to accept the purchase price determined under the Offer will be deemed to be tendered at the minimum price of $13.00 per share. Shareholders are urged to obtain current market quotations for the shares before deciding whether and at what purchase price or purchase prices to tender their shares. See Section 8 for recent market prices for the shares.

If tendering shareholders wish to indicate a specific price at which their shares are being tendered, they must check the applicable price box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined By You.” Tendering shareholders should be aware that this election could mean that none of their shares will be purchased if the price selected by the shareholder is higher than the purchase price we eventually determine after the Expiration Time.

A shareholder who wishes to tender shares at more than one price must complete a separate Letter of Transmittal for each price at which shares are being tendered. The same shares cannot be tendered (unless previously withdrawn in accordance with the terms of the Offer) at more than one price. In case of withdrawal, shareholders who tendered their shares at multiple prices pursuant to multiple Letters of Transmittal must comply with the procedures set forth in Section 4.

Odd Lot Holders must tender all of their shares and also complete the section captioned “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to Odd Lot Holders as set forth in Section 1.

Procedure for Options.    We are not offering, as part of the Offer, to purchase any outstanding Options and tenders of Options will not be accepted. Optionees with vested but unexercised Options may conditionally exercise some or all of those Options as part of the Offer and instruct IKON to tender all (but not less than all) the underlying shares in the Offer. This exercise of Options is “conditional” because the Optionee is deemed to exercise an Option (and pay the exercise price) only if and to the extent that (i) IKON will purchase the underlying shares pursuant to the Offer and (ii) the purchase price determined by us in the Offer exceeds the exercise price for the Option. If IKON does not purchase the underlying shares, the Options for those shares will not be deemed exercised and will remain outstanding.

Optionees who wish to conditionally exercise their Options and tender the underlying shares must not use the Letter of Transmittal. Instead, they must properly complete and deliver the Option Election Form included with this Offer to IKON to the address or facsimile number shown on the instructions thereto. The deadline for submitting instructions regarding the conditional exercise of Options and the tender of the underlying shares is 12:00 noon, New York City time, on Friday, December 14, 2007.

Optionees may also exercise vested but unexercised Options in accordance with the terms of the applicable stock option plans and tender the shares received upon exercise in accordance with the instructions and procedures described in this Section 3 with respect to shares generally. As such an exercise would not be conditional, as described above, Optionees should note that such an exercise could not be revoked even if all or a portion of the shares received upon the exercise and tendered in the Offer are not purchased by IKON for any reason.

Procedure for IKON Office Solutions, Inc. Retirement Savings Plan.    A participant in the IKON RSP may instruct State Street Bank (“State Street”), the IKON RSP trustee, to tender some or all of the shares allocated to a participant’s account by completing the Election Form in accordance with the instructions in the “Letter to Participants in the IKON Office Solutions, Inc. Retirement Savings Plan” furnished to participants in the IKON RSP and returning it to the Depositary in accordance with those instructions, three business days prior to the expiration of the Offer. All documents furnished to shareholders generally in connection with the Offer will be made available to participants whose IKON RSP accounts are credited with shares. Participants in the IKON RSP cannot use the Letter of Transmittal to direct the tender of shares held under the IKON RSP, and must use the Election Form included in the separate “Letter to Participants in the IKON Office Solutions,

Inc. Retirement Savings Plan” sent to them. Participants in the IKON RSP who also hold shares outside that plan, however, must (i) complete the Election Form according to the instructions in the “Letter to Participants in the IKON Office Solutions, Inc. Retirement Savings Plan” for shares held under the IKON RSP and (ii) use the applicable procedures otherwise described in this Offer to Purchase to tender shares outside the IKON RSP. Although the Offer will remain open to all shareholders until the Expiration Time, if the Depositary does not receive a participant’s instructions by 5:00 p.m., New York City time, on Friday, December 14, 2007, State Street will not tender shares attributable to the participant’s account. Participants are urged to read the “Letter to Participants in the IKON Office Solutions, Inc. Retirement Savings Plan” and the separate direction form carefully.

Procedure for IKON Canada Pension Savings Plan.    A participant in the Canada PSP may instruct Sun Life Assurance Company of Canada (“Sun Life”), the Canada PSP custodian, to tender some or all of the shares allocated to a participant’s account by completing the Election Form in accordance with the instructions in the “Letter to Participants in the IKON Canada Pension Savings Plan” furnished to participants in the Canada PSP and returning it to the Depositary in accordance with those instructions, four business days prior to the expiration of the Offer. All documents furnished to shareholders generally in connection with the Offer will be made available to participants whose Canada PSP accounts are credited with shares. Participants in the Canada PSP cannot use the Letter of Transmittal to direct the tender of shares held under the Canada PSP, and must use the Election Form included in the separate “Letter to Participants in the IKON Canada Pension Savings Plan” sent to them. Participants in the Canada PSP who also hold shares outside that plan, however, must (i) complete the Election Form according to the instructions in the “Letter to Participants in the IKON Canada Pension Savings Plan” for shares held under the Canada PSP and (ii) use the applicable procedures otherwise described in this Offer to Purchase to tender shares outside the Canada PSP. Although the Offer will remain open to all shareholders until the Expiration Time, if the Depositary does not receive a participant’s instructions by 4:00 p.m., New York City time, on Thursday, December 13, 2007, Sun Life will not tender shares attributable to the participant’s account. Participants are urged to read the “Letter to Participants in the IKON Canada Pension Savings Plan” and the separate direction form carefully.

Procedure for IKON Office Solutions, Inc. Dividend Reinvestment and Share Purchase Plan.    If you are a participant in the DRIP, and you wish to tender any or all of your shares in that plan, including any DRIP shares purchased with IKON’s December 10, 2007 dividend or any optional cash investment on that date, you must complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, and any other documents required by the Letter of Transmittal to the Depositary, prior to the Expiration Time.

Book-Entry Transfer.    For purposes of the Offer, the Depositary will establish an account for the shares at DTC within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC’s system may make book-entry delivery of shares by causing DTC to transfer those shares into the Depositary’s account in accordance with DTC’s procedures for that transfer. Although delivery of shares may be effected through book-entry transfer into the Depositary’s account at DTC, the Letter of Transmittal properly completed and duly executed, with any required signature guarantees, or an agent’s message and all other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time, or the tendering shareholder must comply with the guaranteed delivery procedures we describe below.

The confirmation of a book-entry transfer of shares into the Depositary’s account at DTC is referred to herein as a “book-entry confirmation.” Delivery of documents to DTC in accordance with DTC’s procedures will not constitute delivery to the Depositary.

The term “agent’s message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, stating that DTC has received an express acknowledgment from the participant tendering shares through DTC that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.

Method of Delivery.    The method of delivery of shares, the Letter of Transmittal and all other required documents, including delivery through DTC’s system, is at the sole election and risk of the tendering shareholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If you plan to make delivery by mail, we recommend that you deliver by registered mail with return receipt requested and obtain proper insurance for at least 2% of the market value. In all cases, sufficient time should be allowed to ensure timely delivery.

Signature Guarantees.    No signature guarantee will be required on a Letter of Transmittal for shares if:

•

the “registered holder(s)” of those shares sign(s) the Letter of Transmittal and has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” in the Letter of Transmittal; or

•	those shares are tendered for the account of an “eligible institution.”

A “registered holder” of tendered shares will include any shareholder registered on the books of the Company’s transfer agent, and an “eligible institution” is a “financial institution,” which term includes most commercial banks, savings and loan associations and brokerage houses, that is a participant in any of the following: (i) the Securities Transfer Agents Medallion Program; (ii) the New York Stock Exchange, Inc. Medallion Signature Program; or (iii) the Stock Exchange Medallion Program.

Except as we describe above, all signatures on any Letter of Transmittal for shares tendered thereby must be guaranteed by an eligible institution. If the certificates for shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid.

In all cases, payment for shares tendered and accepted for payment in the Offer will be made only after timely receipt by the Depositary of certificates for the shares (or a timely confirmation of the book-entry transfer of the shares into the Depositary’s account at DTC as described above), a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), or an agent’s message, in the case of a book-entry transfer and any other documents required by the Letter of Transmittal.

Guaranteed Delivery.    If you wish to tender shares under the Offer and your certificates for shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Time, your tender may be effected if all the following conditions are met:

•	your tender is made by or through an eligible institution;

•

a properly completed and duly executed Notice of Guaranteed Delivery (or a facsimile thereof), in the form we have provided, is received by the Depositary, as provided below, prior to the Expiration Time; and

•

the Depositary receives, at one of its addresses set forth on the back cover of this Offer to Purchase and within the period of three trading days after the date of execution of that Notice of Guaranteed Delivery (or a facsimile thereof), either: (i) the certificates representing the shares being tendered, in the proper form for transfer, together with (1) a Letter of Transmittal relating thereto, which has been properly completed and duly executed and includes all signature guarantees required thereon and (2) all other required documents; or (ii) confirmation of book-entry transfer of the shares into the Depositary’s account at DTC together with (1) either a Letter of Transmittal relating thereto, which has been properly completed and duly executed and includes all signature guarantees required thereon, or an agent’s message, and (2) all other required documents.

For these purposes, a “trading day” is any day on which the NYSE is open for business.

A Notice of Guaranteed Delivery must be delivered to the Depositary by overnight courier, facsimile transmission or mail before the Expiration Time and must include a guarantee by an eligible institution in the form set forth in the Notice of Guaranteed Delivery.

Return of Unpurchased Shares.    The Depositary will return certificates for unpurchased shares promptly following the Expiration Time or the valid withdrawal of the shares, as applicable, or, in the case of shares tendered by book-entry transfer at DTC the Depositary will credit the shares to the appropriate account maintained by the tendering broker/dealer participant at DTC in each case without expense to the shareholder.

Tendering Shareholders’ Representations and Warranties; Tender Constitutes an Agreement.    It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender shares for such person’s own account unless at the time of tender and at the Expiration Time such person has a “net long position” in (a) the shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such shares for the purpose of tendering to us within the period specified in the Offer or (b) other securities immediately convertible into, exercisable for or exchangeable into shares (“Equivalent Securities”) that is equal to or greater than the amount tendered and, upon the acceptance of such tender, will acquire such shares by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such shares so acquired for the purpose of tender to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of shares made pursuant to any method of delivery set forth herein will constitute the tendering shareholder’s acceptance of the terms and conditions of the Offer, as well as the tendering shareholder’s representation and warranty to us that (a) such shareholder has a “net long position” in shares or Equivalent Securities at least equal to the shares being tendered within the meaning of Rule 14e-4 and (b) such tender of shares complies with Rule 14e-4.

A tender of shares made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering shareholder has full power and authority to tender, sell, assign and transfer the shares tendered, and that, when the same are accepted for purchase by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances and other obligations relating to the sale or transfer of the shares, and the same will not be subject to any adverse claim or right. Any such tendering shareholder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the shares tendered, all in accordance with the terms of the Offer.

All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering shareholder and shall not be affected by, and shall survive, the death or incapacity of such tendering shareholder.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.    All questions as to the number of shares to be accepted, the price to be paid for shares and the validity, form, eligibility (including time of receipt) and acceptance for payment of any shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any conditions of the Offer with respect to all shareholders or any defect or irregularity in any tender with respect to any particular shares or any particular shareholder whether or not we waive similar defects or irregularities in the case of other shareholders. No tender of shares will be deemed to have been properly made until all defects or irregularities relating thereto have been cured or waived. None of the Company, the Dealer Managers, the Depositary and the Information Agent will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms of and conditions to the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding on all parties. By tendering shares, you agree to accept all decisions we make concerning these matters and waive any right you might otherwise have to challenge those decisions.

U.S. Federal Income Tax Backup Withholding; Information Reporting.    Under the U.S. federal income tax backup withholding rules, 28% of the gross proceeds payable to a shareholder in the Offer must be withheld and remitted to the Internal Revenue Service (the “IRS”) unless the shareholder provides such person’s taxpayer identification number (employer identification number or social security number) to the Depositary (or other applicable withholding agent), certifies under penalties of perjury that this number is correct and that the shareholder is exempt from backup withholding or otherwise establishes an exemption. If the Depositary (or other applicable withholding agent) is not provided with the correct taxpayer identification number or another adequate basis for exemption, the shareholder may be subject to certain penalties imposed by the IRS. Therefore, each tendering shareholder that is a U.S. Holder (as defined in Section 15) should complete and sign the Form W-9 included as part of the Letter of Transmittal in order to provide the information and certification necessary to avoid the backup withholding, unless the shareholder otherwise establishes to the satisfaction of the Depositary (or other applicable withholding agent) that the shareholder is not subject to backup withholding. If backup withholding results in the overpayment of taxes, a refund may be obtained from the IRS in accordance with its refund procedures.

Certain shareholders (including, among others, all corporations and certain Non-U.S. Holders (as defined in Section 15)) are not subject to these backup withholding rules. In order for a Non-U.S. Holder to qualify as an exempt recipient, that shareholder must submit an IRS Form W-8BEN (or a suitable substitute form), signed under penalties of perjury, attesting to that shareholder’s exempt status. The applicable form can be obtained from the Depositary at the address and telephone number set forth on the back cover page of this Offer to Purchase, or online at www.irs.gov.

In addition, the Depositary (or other applicable withholding agent) may be required to report to the IRS the payment of the Offer proceeds to non-exempt shareholders.

Shareholders are advised to consult their tax advisors regarding information reporting and possible qualifications for exemption from backup withholding and the procedure for obtaining any applicable exemption.

Withholding for Non-U.S. Holders.    Even if a Non-U.S. Holder has provided the required certification to avoid backup withholding, the Depositary (or other applicable withholding agent) will deduct U.S. federal withholding taxes equal to 30% of the gross payments payable to such Non-U.S. Holder, unless the Depositary (or other applicable withholding agent) determines that a reduced rate of withholding is available under an applicable income tax treaty or that an exemption from withholding is applicable because the gross proceeds are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. To obtain a reduced rate of withholding under a tax treaty, a Non-U.S. Holder must deliver to the Depositary (or other applicable withholding agent) a properly executed IRS Form W-8BEN (or a suitable substitute form) before payment is made. To obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-U.S. Holder must deliver to the Depositary (or other applicable withholding agent) a properly executed IRS Form W-8ECI (or a suitable substitute form) before payment is made. A Non-U.S. Holder that qualifies for an exemption from withholding by delivering IRS Form W-8ECI (or a suitable substitute form) generally will be required to file a U.S. federal income tax return and, subject to any applicable tax treaty, generally will be subject to U.S. federal income tax on income derived from the sale of shares pursuant to the Offer in the manner and to the extent described in Section 15 as if it were a U.S. Holder. Additionally, in the case of a foreign corporation, such income may be subject to a branch profits tax at a rate of 30% (or a lower rate specified in an applicable income tax treaty). The Depositary (or other applicable withholding agent) will determine a shareholder’s status as a Non-U.S. Holder and eligibility for a reduced rate of, or an exemption from, withholding by reference to valid certificates or statements concerning eligibility for a reduced rate of, or an exemption from, withholding (e.g., IRS Form W-8BEN (or a suitable substitute form) or IRS Form W-8ECI (or a suitable substitute form)) received from the Non-U.S. Holder unless facts and circumstances indicate that reliance is not warranted.

A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any tax withheld if the Non-U.S. Holder (i) meets the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” test described in Section 15 that would characterize the exchange as a sale (as opposed to a dividend) with respect to which the Non-U.S. Holder is not subject to U.S. federal income tax or (ii) is otherwise able to establish that no tax or a reduced amount of tax is due.

Non-U.S. Holders are advised to consult their tax advisors regarding the application of U.S. federal income tax withholding and information reporting, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

For a discussion of U.S. federal income tax consequences to tendering shareholders, see Section 15.

Lost Certificates.    If the share certificates which a registered holder wants to surrender have been lost, destroyed or stolen, the shareholder should promptly notify the Depositary’s Call Center at (800)-622-6757. The Depositary will instruct the shareholder as to the steps that must be taken in order to replace the certificates. Such shareholders must contact the Depositary by no later than Wednesday, December 5, 2007.

4.    Withdrawal Rights

You may withdraw shares that you have previously tendered under the Offer at any time prior to the Expiration Time. You may also withdraw your previously tendered shares at any time after 12:00 midnight, New York City time, on Friday, January 18, 2008, unless such shares have already been accepted for payment by us as provided in the Offer. Except as this Section 4 otherwise provides, tenders of shares are irrevocable.

For a withdrawal to be effective, a written notice of withdrawal must:

•	be received in a timely manner by the Depositary at one of its addresses or at the facsimile number set forth on the back cover of this Offer to Purchase; and

•

specify the name of the person having tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the shares.

If you wish to withdraw instructions to tender shares held in the IKON RSP or the Canada PSP you must withdraw all such tendered shares. If you withdraw shares held in any of such plans, you may retender any such shares you wish to tender in the Offer. Tenders of shares held by participants in the IKON RSP may be withdrawn at any time before 5:00 p.m., New York City time, on Friday, December 14, 2007, unless we extend the Offer, in which case you can withdraw at any time before 5:00 p.m., New York City time, on the day three business days prior to the day the Offer expires. Tenders of shares held by participants in the Canada PSP may be withdrawn at any time before 4:00 p.m., New York City time, on Thursday, December 13, 2007, unless we extend the offer, in which case you can withdraw at any time before 4:00 p.m., New York City time, on the day four business days prior to the day the Offer expires. See the special materials enclosed with this Offer to Purchase for further details.

Conditional exercises of Options and tenders of the underlying shares may be withdrawn at any time before 12:00 noon, New York City time, on Friday, December 14, 2007, unless we extend the Offer, in which case you can withdraw at any time before 12:00 noon, New York City time, on the day that is three business days prior to the day the Offer expires. See the special materials enclosed with this Offer to Purchase for further details.

If a shareholder has used more than one Letter of Transmittal or has otherwise tendered shares in more than one group of shares, the shareholder may withdraw shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included.

If certificates for shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of those certificates, the serial numbers shown on those certificates must be submitted to the Depositary and, unless an eligible institution has tendered those shares, an eligible institution must guarantee the signatures on the notice of withdrawal.

If shares have been delivered in accordance with the procedures for book-entry transfer described in Section 3, any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn shares and otherwise comply with the book-entry transfer facility’s procedures.

Withdrawals of tenders of shares may not be rescinded, and any shares withdrawn will thereafter be deemed not properly tendered for purposes of the Offer. Withdrawn shares may be retendered at any time prior to the Expiration Time by again following one of the procedures described in Section 3.

We will decide, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal, and each such decision will be final and binding on all parties. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of shares by any shareholder, whether or not we waive similar defects or irregularities in the case of any other shareholder. None of the Company, the Dealer Managers, the Depositary and the Information Agent will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

If we extend the Offer, are delayed in our purchase of shares or are unable to purchase shares under the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered shares on our behalf, and such shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer.

5.    Purchase of Shares and Payment of Purchase Price

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Time, we (a) will determine the purchase price we will pay for shares properly tendered and not withdrawn, taking into account the number of shares so tendered and the prices specified by tendering shareholders, and (b) will accept for payment and pay for, and thereby purchase, shares having an aggregate purchase price of up to $295,000,000 properly tendered at prices at or below the purchase price and not withdrawn.

For purposes of the Offer, we will be deemed to have accepted for payment, subject to the “odd lot” priority, proration and conditional tender provisions of the Offer, shares that are properly tendered at or below the purchase price, and not withdrawn, only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the Offer.

Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay the per share purchase price for all of the shares accepted for payment pursuant to the Offer promptly after the Expiration Time. In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made promptly, but only after timely receipt by the Depositary of:

•	certificates for shares, or a timely book-entry confirmation of the deposit of shares into the Depositary’s account at DTC;

•	a properly completed and duly executed Letter of Transmittal or, in the case of a book-entry transfer, an agent’s message; and

•	any other required documents.

We will pay for shares purchased by depositing the aggregate purchase price for the shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to tendering shareholders. We will be deemed to have purchased shares under the Offer following the last to occur of (i) acceptance for payment, (ii) final determination of the price and the proration factor and (iii) deposit of the aggregate purchase price for the shares.

In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly following the Expiration Time. However, we expect that we will not be able to announce the final results of any proration or commence payment for any shares purchased pursuant to the Offer until at least four business days after the Expiration Time.

Certificates for all shares tendered and not purchased, including shares not purchased due to proration or conditional tender, will be returned or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with DTC by the broker/dealer participant who delivered the shares, to the tendering shareholder at our expense promptly following the Expiration Time or termination of the Offer.

Under no circumstances will we pay interest on the purchase price, including by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase shares pursuant to the Offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the Offer. If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted.

We urge shareholders who hold shares through a broker, dealer, commercial bank, trust company or other nominee to consult their nominee to determine whether transaction costs are applicable if they tender shares through their nominee and not directly to the Depositary.

6.    Conditional Tender of Shares

Subject to the exception for Odd Lot Holders, in the event of an over-subscription of the Offer, shares tendered pursuant to the Offer prior to the Expiration Time will be subject to proration. See Section 1. As discussed in Section 15, the number of shares to be purchased from a particular shareholder may affect the U.S. federal income tax treatment of the purchase to the shareholder and the shareholder’s decision whether to tender. The conditional tender alternative is made available for shareholders seeking to take steps to have shares sold pursuant to the Offer treated as a sale or exchange of such shares by the shareholder, rather than a distribution to the shareholder, for U.S. federal income tax purposes. Accordingly, a shareholder may tender shares subject to the condition that a specified minimum number of the shareholder’s shares tendered pursuant to a Letter of Transmittal must be purchased if any shares tendered are purchased. Any shareholder desiring to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery. It is the tendering shareholder’s responsibility to calculate the minimum number of shares that must be purchased from the shareholder in order for the shareholder to qualify for sale or exchange (rather than distribution) treatment for U.S. federal income tax purposes. Shareholders are advised to consult their tax advisors. No assurances can be provided that a conditional tender will achieve the intended U.S. federal income tax result for any shareholder tendering shares.

Any tendering shareholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of shares that must be purchased if any are to be purchased. After the Expiration Time, if, based on the purchase price determined in the Offer, more than $295,000,000 in value of shares are properly tendered and not withdrawn, so that we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage, after taking into account the priority given to tenders of Odd Lots, based upon all shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any shareholder below the minimum number specified by that shareholder, the tender will automatically be regarded as withdrawn and will be returned promptly after the Expiration Time, unless chosen by lot for reinstatement as discussed in the next paragraph.

After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of shares to be purchased to fall below an aggregate purchase price of $295,000,000 then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been withdrawn to permit us to purchase $295,000,000 in value of shares. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular shareholder as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares.

7.    Conditions of the Offer

Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for, shares tendered, subject to the rules under the Exchange Act, if at any time on or after the commencement of the Offer and before the Expiration Time any of the following events has occurred:

•

we have not consummated one or more debt financings, on terms satisfactory to the Company, resulting in aggregate gross proceeds to the Company of not less than $150 million, which condition would be satisfied by, without limitation, receipt of the proceeds of the issuance of the New Notes;

•

there has been threatened, instituted or pending any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that directly or indirectly:

•

challenges or seeks to challenge, restrain, prohibit or delay the making of the Offer, the acquisition by us of the shares in the Offer, or any other matter relating to the Offer, or seeks to obtain any material damages or otherwise relating to the transactions contemplated by the Offer;

•

seeks to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the shares; or

•	otherwise could reasonably be expected to materially adversely affect our business, financial condition, results of operations or prospects or the value of our shares;

•

there has occurred any change in the general political, market, economic or financial conditions in the United States or abroad that is reasonably likely to materially and adversely affect our business, financial condition, results of operations or prospects or the value of our shares or otherwise materially impair the contemplated future conduct of our business or adversely affect trading in our shares;

•

there has occurred a general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter markets in the United States or a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•

there has occurred a commencement or escalation of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States or any country in which we conduct operations that are material to our business;

•

there has been a limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect the extension of credit by banks or other lending institutions in the United States;

•

there has been a decrease of more than 10% in the market price for our shares or in the Dow Jones Industrial Average, New York Stock Exchange Index, Nasdaq Composite Index or the Standard and Poor’s 500 Composite Index measured from the close of trading on November 20, 2007, or any significant increase in interest rates;

•

a tender or exchange offer for any or all of the shares, or any merger, acquisition, business combination or other similar transaction with or involving us or any subsidiary, has been proposed, announced or made by any person or has been publicly disclosed or we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, acquisition, business combination or other similar transaction, other than in the ordinary course of business (in each case other than the Offer);

•

any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposed to acquire beneficial ownership of more than 5% of our outstanding shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before November 20, 2007);

•

any entity, group or person who has filed with the SEC a Schedule 13D or Schedule 13G relating to IKON on or before November 20, 2007 has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer), beneficial ownership of an additional 1% or more of our outstanding shares;

•

any new group has been formed that beneficially owns more than 5% of our outstanding shares (options for and other rights to acquire shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause); or

•

any entity, group or person shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us;

•

any approval, permit, authorization, favorable review or consent of any domestic or foreign governmental entity or any third party consents required to be obtained in connection with the Offer shall not have been obtained;

•

there has occurred any change (or event involving a prospective change) that could reasonably be expected to materially adversely affect our business, financial condition, results of operations or prospects or the value of our shares; or

•

we determine that the consummation of the Offer may either cause the shares to be held of record by less than 300 persons or cause our shares to be delisted from the NYSE or to be eligible for deregistration under the Exchange Act.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any condition, and may be waived by us, in whole or in part, at any time and from time to time in our sole discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time prior to the Expiration Time and from time to time. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Time. See Section 16. Any determination by us concerning the events described above will be final and binding on all parties.

8.    Price Range of the Shares; Dividends

The shares are listed for trading on the NYSE under the symbol “IKN.” The following table sets forth, for each of the periods indicated, the high and low sales prices per share as reported on the NYSE and the quarterly cash dividends declared per share of common stock during the periods indicated.

	High	Low	Cash Dividends Declared
Fiscal Year 2005
First Quarter Ended December 31, 2004	$12.14	$10.07	$0.04
Second Quarter Ended March 31, 2005	11.55	9.72	0.04
Third Quarter Ended June 30, 2005	10.34	8.55	0.04
Fourth Quarter Ended September 30, 2005	10.19	9.18	0.04
Fiscal Year 2006
First Quarter Ended December 31, 2005	11.06	9.60	0.04
Second Quarter Ended March 31, 2006	14.34	10.32	0.04
Third Quarter Ended June 30, 2006	14.37	12.15	0.04
Fourth Quarter Ended September 30, 2006	14.36	12.15	0.04
Fiscal Year 2007
First Quarter Ended December 31, 2006	16.85	13.00	0.04
Second Quarter Ended March 31, 2007	17.41	13.41	0.04
Third Quarter Ended June 30, 2007	16.11	14.00	0.04
Fourth Quarter Ended September 30, 2007	16.11	11.81	0.04
Fiscal Year 2008
First Quarter (through November 20, 2007)	13.37	10.35	0.04

On November 19, 2007, the last full trading day before the announcement of the Offer, the last reported sale price of our common stock on the NYSE was $10.77 per share. We urge shareholders to obtain a current market price for the shares before deciding whether, and at what price or prices, to tender their shares.

9.    Source and Amount of Funds

Assuming that the Offer is fully subscribed, the aggregate purchase price for the shares purchased in the Offer will be $295,000,000. We expect to fund the purchase of shares in the Offer with available cash and with the proceeds of the issuance of the New Notes.

The Company has obtained a commitment from Wachovia Investment Holdings, LLC (“Wachovia Investments”), acting alone or through or with affiliates it selected, to purchase all of the New Notes pursuant to a commitment letter dated November 20, 2007 (the “Commitment Letter”). The commitment is contingent on the satisfaction of various conditions described below.

Commitment Letter.    The following summary of the material terms of the Commitment Letter is qualified in its entirety by the terms of the actual Commitment Letter, which has been filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on November 21, 2007. The following summary may not contain all the information about the financing that is important to you. We encourage you to read the Commitment Letter carefully and in its entirety.

New Notes.    The Company has obtained a commitment from Wachovia Investments, subject to the terms and conditions set forth in the Commitment Letter, to purchase up to $150 million aggregate principal amount of the New Notes.

The New Notes will bear interest at a variable rate per annum equal to the sum of (i) a base rate to be equal to the three month London Interbank Offered Rate, reset quarterly, as the case may be (the “LIBOR Rate”) plus

(ii) an applicable margin (the “Spread”). The Spread will initially be equal to 500 basis points, and will increase to 575 basis points on June 30, 2008. Interest will be payable quarterly. In addition to paying interest on the New Notes, the Company will be required to pay customary fees for an offering of this nature.

The New Notes may be redeemed, in whole or in part, at the option of the Company at any time upon not less than 30 days and not more than 60 days notice at a price ranging from 100% to 103% of the principal amount thereof, depending on the date of redemption, plus accrued and unpaid interest to the date of redemption.

Conditions Precedent.    Wachovia Investment’s commitment to purchase the New Notes is subject to conditions precedent, including:

•	the execution and delivery of a purchase agreement, indenture, registration rights agreement and notes evidencing the New Notes (collectively the “Note Documentation”);

•

there not having occurred any event, development or circumstance since June 30, 2007 that has caused or would reasonably be expected to cause any material adverse change in or affecting the business, condition (financial or otherwise), results of operations, assets or liabilities of the Company and its subsidiaries, taken as a whole;

•	there not existing (pro forma for the Offer and the financing thereof) any default or event of default under any of the Note Documentation or under any material indebtedness of the Company;

•	the consummation of the Offer pursuant to documentation reasonably satisfactory to Wachovia Capital Markets, LLC;

•	the Company having complied in all material respects with the terms of the Commitment Letter and related documentation; and

•	other customary closing conditions.

The indenture for the New Notes will contain representations and warranties, affirmative and negative covenants, and events of defaults substantially identical to those in the documentation for the 2015 Senior Notes. The Commitment Letter permits Wachovia Capital Markets, LLC, in its sole discretion, to convert in whole, but not in part, the New Notes to senior unsecured term loans having substantially the same terms as the Notes. Wachovia Capital Markets, LLC must notify the Company of any such proposed conversion prior to the anticipated closing date for the issuance of the New Notes.

10.    Certain Financial Information

Historical Financial Information.    The Company incorporates by reference the financial statements and notes thereto included in Item 8 of our Annual Report on Form 10-K for the fiscal year ended September 30, 2006 and Item 1 of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007. You should refer to Section 11 for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

Summary Historical Consolidated Financial Data.    The following table sets forth summary data from our consolidated balance sheet at June 30, 2007 and our consolidated statement of earnings for the nine months ended June 30, 2007, and the fiscal years ended September 30, 2006 and September 30, 2005. Year-end financial data has been derived from, and should be read in conjunction with, our audited consolidated financial statements and the related notes filed as part of our Annual Report on Form 10-K for the fiscal year ended September 30, 2006. Data as of and for the nine months ended June 30, 2007, is derived from, and should be read in conjunction with, our unaudited consolidated financial statements and related notes filed as part of our Quarterly Report on Form 10-Q for the nine months ended June 30, 2007. We have prepared the unaudited information on the same basis as the audited consolidated financial statements and have included all adjustments, consisting only of normal recurring adjustments, which we consider necessary for a fair presentation of our financial position at such date and operating results for such periods. Historical results are not necessarily indicative of the results of operations to be expected for the future periods, and interim results may not be indicative of results for the remainder of the year.

June 30, 2007
(Unaudited) (in thousands, except per share data)
Balance Sheet Data:
Total assets	$3,225,139
Total long-term debt	741,116
Shareholders’ equity	1,729,096
Book value per share	14.08

	Nine Months Ended June 30, 2007	Fiscal Years Ended
		September 30, 2006	September 30, 2005
	(Unaudited)
	(In thousands, except per share data)
Statement of Earnings Data:
Gross revenues	$3,103,636	$4,228,249	$4,337,305
Gross profit	1,029,079	1,441,778	1,551,678
Operating income	154,289	201,749	155,997
Net earnings	86,856	106,202	60,666
Earnings per share
Basic	0.69	0.81	0.43
Diluted	0.68	0.80	0.43

	Nine Months Ended June 30, 2007	Fiscal Years Ended
		September 30, 2006	September 30, 2005
	(Unaudited)
	(Shares in millions)
Weighted average common shares outstanding
Basic	126.1	131.3	139.9
Diluted	128.0	132.9	157.7
Other data
Ratio of earnings to fixed charges	2.8	2.6	1.9

Unaudited Projected Consolidated Financial Information.    The following table sets forth certain projected financial information disclosed by IKON to Steel Partners, in the course of discussions concerning the potential recapitalization of the Company and other strategic alternatives:

	Fiscal Years Ended
	September 30, 2008	September 30, 2009
Revenue growth	2%	2%
Gross profit percentage	33%	32%-33%
Ratio of operating income to revenue	>5%	>5%
Ratio of S&A expense to revenue	28%	<28%

The foregoing projected financial information was not prepared with a view to complying with published guidelines of the SEC or the American Institute of Certified Public Accountants regarding projections or generally accepted accounting principles regarding projections. The projections are based upon a variety of assumptions relating to the business of IKON at the time they were prepared. IKON considered such assumptions reasonable as of the time they were made. Such assumptions are, however, subject to significant economic and competitive uncertainties and contingencies, and other factors, some of which are beyond IKON’s control. These factors include, without limitation, those described in this Offer to Purchase under “Forward-Looking Statements” and those described in our Annual Report on Form 10-K for the year ended September 30, 2006 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 incorporated by reference herein. The variability and unpredictability of these general economic conditions makes it difficult to project results of operations with any degree of certainty. Accordingly, IKON cannot predict whether the assumptions made in preparing such projections will prove accurate. Such projections are inherently imprecise, and there can be no assurances that the results presented in the actual results will not differ materially from the results presented in the projections.

The foregoing projected financial information was not prepared with a view towards public disclosure. The inclusion of the projections herein should not be regarded as a representation by IKON or any other entity or person that the projected results will be achieved. Readers are cautioned not to place undue reliance on this data.

Unaudited Pro Forma Consolidated Financial Data.    The unaudited pro forma consolidated statements of income for the year ended September 30, 2006 and for the nine months ended June 30, 2007, have been prepared on the basis that the Buyback Transactions had occurred on October 1, 2005. The unaudited pro forma consolidated balance sheet at June 30, 2007, has been prepared on the basis that the Buyback Transactions occurred on June 30, 2007.

The unaudited pro forma consolidated statements of income and the unaudited pro forma consolidated balance sheet (collectively, the “Pro Forma Financial Information”) have been derived from the application of pro forma adjustments to the consolidated historical financial statements of IKON. The pro forma adjustments are estimates based on currently available information and certain adjustments that management believes are reasonable. The Pro Forma Financial Information is provided for illustrative purposes only and, because of its nature, is not necessarily indicative of the results of operations or financial results of IKON that would have actually resulted had the Buyback Transactions been consummated as of the dates indicated and are not intended to project IKON’s financial condition or results for any future period.

The Pro Forma Financial Information should be read in conjunction with the historical consolidated financial statements and notes thereto of IKON, which are included in IKON’s Annual Report on Form 10-K for the year ended September 30, 2006 and Quarterly Report on Form 10-Q as of June 30, 2007 and for the three and nine months ended June 30, 2007 and 2006, respectively.

We have included the following Pro Forma Financial Information solely for the purpose of providing shareholders with information that may be useful for purposes of considering and evaluating the Offer. Our future results are subject to prevailing economic and industry specific conditions and financial, business and other known and unknown risks and uncertainties, certain of which are beyond our control. These factors include, without limitation, those described in this Offer to Purchase under “Forward-Looking Statements” and those described in our Annual Report on Form 10-K for the year ended September 30, 2006 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 incorporated by reference in this Offer to Purchase.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

(in thousands, except per share data)

	June 30, 2007
	Historical	Tender Offer		New Notes		Pro Forma at $15 per Share	Pro Forma at $13 per Share
Assets
Cash and cash equivalents	$287,291	$(297,090	)(1)	$145,375	(2)	$135,576	$135,485
Accounts receivable, net	589,782	—		—		589,782	589,782
Lease receivables, net	83,824	—		—		83,824	83,824
Inventories	314,931	—		—		314,931	314,931
Prepaid expenses and other current assets	40,596	—		—		40,596	40,596
Deferred taxes	49,240	—		—		49,240	49,240

Total current assets	1,365,664	(297,090)		145,375		1,213,949	1,213,858

Long-term lease receivables, net	233,275	—		—		233,275	233,275
Equipment on operating leases, net	69,300	—		—		69,300	69,300
Property and equipment, net	147,516	—		—		147,516	147,516
Deferred taxes	18,528	—		—		18,528	18,528
Goodwill	1,322,675	—		—		1,322,675	1,322,675
Other assets	68,181	—		3,125	(3)	71,306	71,306

Total Assets	$3,225,139	$(297,090)		148,500		$3,076,549	$3,076,458

Liabilities
Current portion of corporate debt	$16,622	$—		$—		$16,622	$16,622
Current portion of non-corporate debt	50,120	—		—		50,120	50,120
Trade accounts payable	228,290	—		—		228,290	228,290
Accrued salaries, wages and commissions	89,302	—		—		89,302	89,302
Deferred revenues	105,849	—		—		105,849	105,849
Income taxes payable	12,750	—		—		12,750	12,750
Other accrued expenses	122,214	—		—		122,214	122,214

Total current liabilities	625,147	—		—		625,147	625,147

Long-term corporate debt	571,958	—		148,500	(4)	720,458	720,458
Long-term non-corporate debt	169,158	—		—		169,158	169,158
Other long-term liabilities	129,780	—		—		129,780	129,780
Shareholders’ Equity
Common stock, no par value	1,056,647	—		—		1,056,647	1,056,647
Retained earnings	895,827	—		—		895,827	895,827
Accumulated other comprehensive income	101,450	—		—		101,450	101,450
Cost of common stock in treasury	(324,828)	(297,090	)(1)	—		(621,918)	(622,009)

Total Shareholder’s Equity	1,729,096	(297,090)		—		1,432,006	1,431,915

Total Liabilities and Shareholders’ Equity	$3,225,139	$(297,090)		$148,500		$3,076,549	$3,076,458

Book value per share (5)	$14.08					$13.89	$14.30

See the accompanying notes to the unaudited pro forma consolidated financial information, which are an integral part of this data.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

(in thousands, except per share data)

	Fiscal Year Ended September 30, 2006
	Historical	Tender Offer		New Notes		Pro Forma at $15 per Share		Pro Forma at $13 per Share
Revenues
Equipment	$1,790,188	$—		$—		$1,790,188		$1,790,188
Customer service and supplies	1,445,561	—		—		1,445,561		1,445,561
Managed and professional services	740,998	—		—		740,998		740,998
Rental and fees	151,228	—		—		151,228		151,228
Other	100,274	—		—		100,274		100,274

	4,228,249	—		—		4,228,249		4,228,249

Cost of Revenues
Equipment	1,339,862	—		—		1,339,862		1,339,862
Customer service and supplies	797,541	—		—		797,541		797,541
Managed and professional services	547,284	—		—		547,284		547,284
Rental and fees	45,288	—		—		45,288		45,288
Other	56,496	—		—		56,496		56,496

	2,786,471	—		—		2,786,471		2,786,471

Gross Profit
Equipment	450,326	—		—		450,326		450,326
Customer service and supplies	648,020	—		—		648,020		648,020
Managed and professional services	193,714	—		—		193,714		193,714
Rental and fees	105,940	—		—		105,940		105,940
Other	43,778	—		—		43,778		43,778

	1,441,778	—		—		1,441,778		1,441,778

Selling and administrative	1,251,848	—		—		1,251,848		1,251,848
Gain on divestiture of businesses and assets	11,497	—		—		11,497		11,497
Restructuring benefit	322	—		—		322		322

Operating income	201,749	—		—		201,749		201,749
Loss from the early extinguishment of debt	5,535	—		—		5,535		5,535
Interest income	13,040	(7,131	)(6)	—		5,909		5,909
Interest expense	51,336	—		15,781	(7)	67,117		67,117

Income from continuing operations before taxes on income	157,918	(7,131)		(15,781)		135,006		135,006
Taxes on income	51,669	(2,496	)(8)	(5,523	)(8)	43,650		43,650

Net income from continuing operations	$106,249	$(4,635)		$(10,258)		$91,356		$91,356

Basic Earnings Per Common Share	$0.81					$0.82	(9)	$0.84	(10)
Diluted Earnings Per Common Share	$0.80					$0.81	(9)	$0.83	(10)
Weighted Average Common Shares Outstanding, Basic	131,336					111,669	(9)	108,644	(10)
Weighted Average Common Shares Outstanding, Diluted	132,941					113,274	(9)	110,249	(10)
Ratio of earnings to fixed charges (11)	2.6					2.2		2.2

See the accompanying notes to the unaudited pro forma consolidated financial information, which are an integral part of this data.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

(in thousands, except per share data)

	Nine Months Ended June 30, 2007
	Historical	Tender Offer		New Notes		Pro Forma at $15 per Share		Pro Forma at $13 per Share
Revenues
Equipment	$1,317,650	$—		$—		$1,317,650		$1,317,650
Customer service and supplies	1,037,164	—		—		1,037,164		1,037,164
Managed and professional services	593,852	—		—		593,852		593,852
Rental and fees	101,938	—		—		101,938		101,938
Other	53,032	—		—		53,032		53,032

	3,103,636	—		—		3,103,636		3,103,636

Cost of Revenues
Equipment	989,209	—		—		989,209		989,209
Customer service and supplies	590,034	—		—		590,034		590,034
Managed and professional services	433,374	—		—		433,374		433,374
Rental and fees	26,739	—		—		26,739		26,739
Other	35,201	—		—		35,201		35,201

	2,074,557	—		—		2,074,557		2,074,557

Gross Profit
Equipment	328,441	—		—		328,441		328,441
Customer service and supplies	447,130	—		—		447,130		447,130
Managed and professional services	160,478	—		—		160,478		160,478
Rental and fees	75,199	—		—		75,199		75,199
Other	17,831	—		—		17,831		17,831

	1,029,079	—		—		1,029,079		1,029,079

Selling and administrative	874,790	—		—		874,790		874,790

Operating income	154,289	—		—		154,289		154,289
Interest income	8,872	(6,144	)(6)			2,728		2,728
Interest expense	37,842	—		11,836	(7)	49,678		49,678

Income from continuing operations before taxes on income	125,319	(6,144)		(11,836)		107,339		107,339
Taxes on income	38,463	(2,150	)(8)	(4,143	)(8)	32,170		32,170

Net income from continuing operations	$86,856	$(3,994)		$(7,693)		$75,169		$75,169

Basic Earnings Per Common Share	$0.69					$0.71	(9)	$0.73	(10)
Diluted Earnings Per Common Share	$0.68					$0.69	(9)	$0.71	(10)
Weighted Average Common Shares Outstanding, Basic	126,131					106,464	(9)	103,439	(10)
Weighted Average Common Shares Outstanding, Diluted	128,020					108,353	(9)	105,328	(10)
Ratio of earnings to fixed charges (11)	2.8					2.2		2.2

See the accompanying notes to the unaudited pro forma consolidated financial information, which are an integral part of this data.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

The foregoing unaudited Pro Forma Financial Information assumes that $295,000 aggregate purchase price of shares are purchased at the maximum purchase price of $15.00 per share. In addition, we have provided a pro forma presentation assuming a minimum purchase price of $13.00 per share. Due to the immateriality of changes in share purchase price on the pro forma adjustments, the pro forma adjustments are presented based on the maximum purchase price of $15.00 per share only.

The unaudited Pro Forma Financial Information also assumes the following:

•

the consummation of an offering by the Company of senior unsecured notes due 2011 with an aggregate principal amount of $150,000 (the “New Notes”) with an assumed interest rate of 10.0% (LIBOR plus 500 basis points). The New Notes will be issued at a discount of 1%, therefore, net cash proceeds received will be $148,500;

•	the use of $3,125 of debt issuance costs related to the New Notes;

•	the use of $2,090 related to Offer costs; and

•	the use of $151,715 of the Company’s existing cash balance.

Interest on the New Notes has been calculated at an assumed interest rate of 10.0% (LIBOR +500 basis points). A change of 0.125% in the interest rate assumption would change annual interest expense by approximately $188.

1.	Net adjustments to cash and cash equivalents and cost of common stock in treasury of $297,090 assumes the use of $295,000 of cash for share repurchases in the Offer plus $2,090 in estimated fees associated with the Offer.

2.	Adjustment reflects the impact of the Buyback Transactions as follows:

Gross proceeds from the issuance of the New Notes (net of 1% discount)	$148,500
New Notes debt issuance costs	(3,125)

Net adjustment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . . .	$145,375

3.	Adjustment reflects the deferral of issuance costs related to the issuance of the New Notes of $3,125.

4.	Adjustment reflects the issuance of the New Notes at a 1% discount (principal amount of $150,000). The discount will be recognized as additional debt over the expected life of the New Notes.

5.	Book value per share is calculated by dividing the total shareholder’s equity by the common shares outstanding at June 30, 2007.

6.	Adjustment represents the reduction of interest income as a result of the use of $151,715 of the Company’s cash balance in connection with the Buyback Transactions that yielded a return of 4.7% and 5.4% for fiscal 2006 and the nine months ended June 30, 2007, respectively.

7.	Adjustment represents the increase in interest expense related to the Buyback Transactions as follows:

Fiscal 2006
Interest expense related to the New Notes	$15,000	(a)
Amortization of deferred issuance costs related to the New Notes	781

Net adjustment	$15,781

Nine Months Ended June 30, 2007
Interest expense related to the New Notes	$11,250	(a)
Amortization of deferred issuance costs related to the New Notes.	586

Net adjustment	$11,836

(a)	Assumes interest rate on the New Notes of 10.0%. A change of 0.125% in the interest rate assumption would change annual interest expense by approximately $188.

8.	Income tax expense reflects the tax effects of the pro forma adjustments at the U.S. federal statutory rate of 35%.

9.	Weighted average basic and diluted common shares outstanding were adjusted assuming that we repurchase $295,000 in value of shares at $15.00 per share (or 19,667 shares) in the Offer at the beginning of the first period presented.

10.	Weighted average basic and diluted common shares outstanding were adjusted assuming that we repurchased $295,000 in value of shares at $13.00 per share (22,692 shares) in the Offer at the beginning of the first period presented.

11.	For purposes of computing the ratios of earnings to fixed charges, “earnings” consists of earnings before income taxes plus fixed charges, excluding capitalized interest. “Fixed charges” consist of interest incurred on indebtedness including capitalized interest, amortization of debt expenses and the portion of rental expense under operating leases deemed to be the equivalent of interest. The ratios of earnings to fixed charges are calculated as follows:

(earnings before income taxes)+(fixed charges)-(capitalized interest)

(fixed charges)

11.    Certain Information Concerning IKON

IKON Office Solutions, Inc. delivers integrated document management systems and solutions, enabling customers to improve document workflow and increase efficiency. We are the world’s largest independent channel for document management systems and services, enabling customers worldwide to improve document workflow and increase efficiency. IKON integrates best-in-class copiers, printers and MFP technologies from leading manufacturers, such as Canon, Ricoh, Konica Minolta and HP, and document management software from companies like Captaris, Kofax, eCopy, EMC (Documentum), and others, to deliver tailored, high-value solutions implemented and supported by its global services and solutions organization. We offer financing in the U.S. and Canada through a program agreement (the “U.S. Program Agreement”) with General Electric Capital Corporation (“GE”), and a rider to the U.S. Program Agreement with GE in Canada. Financing is offered to our customers in Germany through a lease program with GE in Germany, in the United Kingdom through our captive finance subsidiaries and for other European countries through third party leasing companies. We represent one of the industry’s broadest portfolios of document management services, including professional services, a unique blend of on-site and off-site managed services, professional services, customized workflow solutions and comprehensive support through our service force of over 15,000 employees, including our team of approximately 6,000 customer service technicians. We have over 400 locations throughout North America and Western Europe.

We primarily distribute and service equipment manufactured by Canon, Ricoh, Konica Minolta, and HP. We do not enter into long-term supply contracts with our suppliers and we have no current plans to do so in the future. Our customers primarily include large and small businesses, professional firms and state, local and federal governmental agencies.

In fiscal 2006, the Company generated $4.2 billion in revenues from continuing operations and income from continuing operations of $106.2 million. In the nine months ended June 30, 2007, the Company had total revenues from continuing operations of $3.1 billion and net income from continuing operations of $86.9 million.

Availability of Reports and Other Information.    We are subject to the informational filing requirements of the Exchange Act and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning directors and executive officers, their remuneration, options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our shareholders and filed with the SEC. We also have filed a Schedule TO with the SEC that includes additional information relating to the Offer.

These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC’s customary charges, from the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains a website on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Schedule TO and the documents incorporated therein by reference. You may obtain information about the Public Reference Room by calling the SEC at 1-800-SEC-0330.

Incorporation by Reference.    The rules of the SEC allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. This Offer to Purchase incorporates by reference the documents listed below (other than any portions of the respective filings that were furnished to, rather than filed with, the SEC under applicable SEC rules), including the financial statements and the notes related thereto contained in those documents, that have been previously filed with the SEC. The following documents contain important information about us:

Our SEC Filings	Period Covered or Date of Filing
Annual Report on Form 10-K	Year ended September 30, 2006; filed on December 1, 2006

Quarterly Report on Form 10-Q	Quarter ended December 31, 2006, filed on January 31, 2007; Quarter ended March 31, 2007, filed on May 1, 2007; Quarter ended June 30, 2007, filed on July 30, 2007

Current Reports on Form 8-K	Filed on October 16, October 26, December 1, December 12, December 18, all of 2006; January 9, January 25, February 22, March 16, March 27, March 30, April 25, April 26, May 8, June 1, June 27, July 26, October 25, November 21, all of 2007.

Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase or any subsequently filed document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

You can obtain any of the documents incorporated by reference in this document from us or from the SEC’s website at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits. You may request a copy of these filings by writing us at: Company Secretary, IKON Office Solutions, Inc., 70 Valley Stream Parkway, Malvern, PA 19355-0989. Please be sure to include your complete name and address in your request. You can find additional information by visiting our website at www.ikon.com. Information on our website does not form a part of the Offer.

12.    Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares

As of November 15, 2007, there were 116,021,508 shares of our common stock outstanding. We are offering to purchase up to $295,000,000 in value of shares. At the maximum purchase price of $15.00 per share, we could purchase 19,666,666 shares if the Offer is fully subscribed, which would represent approximately 16.95% of our issued and outstanding common stock as of November 15, 2007. At the minimum purchase price of $13.00 per share, we could purchase 22,692,307 shares, which would represent approximately 19.56% of our issued and outstanding common stock as of November 15, 2007.

As of November 15, 2007, our directors and executive officers as a group (19 persons) beneficially owned an aggregate of 3,867,220 shares, representing 3.33% of the total number of outstanding shares. Our directors and executive officers are entitled to participate in the Offer on the same basis as other shareholders; however, all of our directors and executive officers have advised us that they do not intend to tender any of their shares in the Offer (including shares they are deemed to beneficially own). Certain of our directors and executive officers are subject to existing 10b5-1 trading plans, pursuant to which they previously arranged for the exercise and sale of vested stock options at market prices in excess of the purchase price range of this Offer. After termination of the Offer, our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions or otherwise, at prices that may be more or less favorable than the purchase price to be paid to our shareholders in the Offer.

The following table sets forth, as of November 15, 2007, the aggregate number and percentage of shares of our common stock that were beneficially owned by our directors and executive officers. Assuming the Offer is fully subscribed and no director or executive officer tenders any shares in the Offer, our executive officers and directors as a group will beneficially own approximately 4.01% (at the maximum purchase price of $15.00 per share) to 4.14% (at the minimum purchase price of $13.00 per share) of our outstanding shares.

Unless otherwise noted, the address of each person listed is c/o the Corporate Secretary at IKON Office Solutions, Inc., 70 Valley Stream Parkway, Malvern, PA 19355-0989.

	Prior to the Offer **					After the Offer **
	Number of Common Shares Beneficially Owned		Percent of Class		Shares Expected to be Tendered in the Offer	Number of Common Shares Beneficially Owned	Percent of Class
Philip E. Cushing	116,371	(1)	*		0	114,371	*
Brian D. Edwards	85,835	(2)	*		0	85,835	*
Matthew J. Espe	1,707,755	(3)	1.47%		0	1,707,755	^
Thomas R. Gibson	219,794	(4)	*		0	219,794	*
Jeffrey W. Hickling	51,506	(5)	*		0	51,506	*
Richard A. Jalkut	245,296	(6)	*		0	243,296	*
Arthur E. Johnson	199,929	(7)	*		0	199,929	*
Kurt M. Landgraf	206,125	(8)	*		0	206,125	*
Gerald Luterman	57,471	(9)	*		0	57,471	*
William E. McCracken	56,825	(10)	*		0	56,825	*
William L. Meddaugh	50,985	(11)	*		0	50,985	*
David Mills	202,784	(12)	*		0	202,784	*
Hellene S. Runtagh	11,494	(13)	*		0	11,494	*
Anthony P. Terracciano	100,608	(14)	*		0	100,608	*
Robert F. Woods	175,797	(15)	*		0	175,797	*
Mark A. Hershey	79,971	(16)	*		0	79,971	*
Beth Sexton	135,442	(17)	*		0	135,442	*
Theodore Strand	151,786	(18)	*		0	151,786	*
Tracey Rothenberger	11,446	(19)	*		0	11,446	*
All current directors and officers as a group	3,867,220		3.33%		0	3,863,220	^

Other 5% or Greater Shareholders
State Street Bank and Trust Company 225 Franklin Street Boston, MA 02110	14,033,805	(20)	12.1	%(27)	^	^	^

Hotchkis and Wiley Capital Management, LLC 725 South Figueroa Street, 39th Floor Los Angeles, CA 90017	14,997,900	(21)	12.93	%(27)	^	^	^

	Prior to the Offer **					After the Offer **
	Number of Common Shares Beneficially Owned		Percent of Class		Shares Expected to be Tendered in the Offer	Number of Common Shares Beneficially Owned	Percent of Class

Steel Partners II, L.P. 590 Madison Avenue, 32nd Floor New York, NY 10022	12,456,300	(22)	10.56	%(27)	^	^	^

Dimensional Fund Advisors LP 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	8,145,682	(23)	7.02	%(27)	^	^	^

LSV Asset Management 1 N. Wacker Drive Suite 4000 Chicago, IL 60606	6,137,723	(24)	5.29	%(27)	^	^	^

Goldman Sachs Group 32 Old Slip New York, NY 10005	7,499,185	(25)	6.46	%(27)	^	^	^

AXA 25, Avenue Matignon 75008 Paris France	7,206,908	(26)	6.21	%(27)	^	^	^

*	Less than 1% of IKON’s total outstanding common stock.
**	Does not reflect the anticipated issuance of additional deferred stock units acquired pursuant to the Director’s prior election and the IKON Office Solutions, Inc. 2006 Omnibus Equity Compensation Plan (the “2006 Plan”).
^	Unknown

Unless otherwise noted, the following footnotes include options exercisable as of November 15, 2007 or within 60 days thereof.

(1)	Includes options to purchase 81,715 shares of common stock (2,000 options expire January 22, 2008). Also includes 21,368 deferred stock units granted under the Amended and Restated 2000 IKON Office Solutions, Inc. Non-Employee Directors’ Compensation Plan (the “2000 Directors’ Plan”), the 2003 IKON Office Solutions, Inc. Non-Employee Directors’ Compensation Plan (the “2003 Directors’ Plan”) and/or the 2006 Plan.
(2)	Includes options granted under the IKON Office Solutions, Inc. 1995 Stock Option Plan (the “1995 Plan”) and/or the 2006 Plan to purchase 85,732 shares of common stock
(3)	Includes options granted under the 2006 Plan to purchase 1,503,563 shares of common stock.
(4)	Includes options to purchase 136,054 shares of common stock. Also includes 62,328 deferred stock units granted under the 2000 Directors’ Plan, the 2003 Directors’ Plan and/or the 2006 Plan.
(5)	Includes options granted under the 2006 Plan to purchase 51,506 shares of common stock.
(6)	Includes options to purchase 173,033 shares of common stock (2,000 of these options are due to expire on 1/22/2008). Also includes 54,114 deferred stock units granted under the 2000 Directors’ Plan, the 2003 Directors’ Plan and/or the 2006 Plan.
(7)	Includes options to purchase 136,361 shares of common stock. Also includes 58,514 deferred stock units granted under the 2000 Directors’ Plan, the 2003 Directors’ Plan and/or the 2006 Plan.
(8)	Includes options to purchase 139,152 shares of common stock. Also includes 61,161 deferred stock units granted under the 2000 Directors’ Plan, the 2003 Directors’ Plan and/or the 2006 Plan.
(9)	Includes options to purchase 27,493 shares of common stock. Also includes 29,978 deferred stock units granted under the 2000 Directors’ Plan, the 2003 Directors’ Plan and/or the 2006 Plan.
(10)	Includes options to purchase 30,924 shares of common stock. Also includes 25,901 deferred stock units granted under the 2000 Directors’ Plan, the 2003 Directors’ Plan and/or the 2006 Plan.
(11)	Includes options to purchase 27,493 shares of common stock. Also includes 22,692 deferred stock units granted under the 2000 Directors’ Plan, the 2003 Directors’ Plan and/or the 2006 Plan.
(12)	Includes options granted under the 1995 Plan and/or the 2006 Plan to purchase 178,672 shares of common stock.

(13)	Includes options to purchase 8,460 shares of common stock. Also includes 3,034 deferred stock units granted under the 2000 Directors’ Plan, the 2003 Directors’ Plan and/or the 2006 Plan.
(14)	Includes options to purchase 35,124 shares of common stock. Also includes 40,484 deferred stock units granted under the 2000 Directors’ Plan, the 2003 Directors’ Plan and/or the 2006 Plan.
(15)	Includes options granted under the 2006 Plan to purchase 137,034 shares of common stock.
(16)	Includes options granted under the 1995 Plan and/or the 2006 Plan to purchase 75,101 shares of common stock . Also includes 834 shares to be acquired as of December 8, 2007 upon vesting of restricted stock units.
(17)	Includes options granted under the 1995 Plan and/ or the 2006 Plan to purchase 108,047 shares of common stock.
(18)	Includes options granted under the 1995 Plan and/or the 2006 Plan to purchase 132,574 shares of common stock. Also includes a total of 1,241 shares to be acquired as of December 6, 2007 and/or December 7, 2007 upon vesting of restricted stock units.
(19)	Includes options granted under the 2006 to purchase 11,079 shares of common stock. Also includes 367 shares to be acquired as of December 8, 2007 upon vesting of restricted stock units.
(20)	Based solely on a Schedule 13G filed with the SEC on February 12, 2007 by State Street Bank and Trust Company (“State Street”), acting in various fiduciary capacities, including trustee of the Retirement Savings Plan. The filing indicates that, as of December 31, 2007, State Street had sole voting power for 2,028,531 shares, shared voting power for 13,755,396 shares, sole dispositive power for no shares, and shared dispositive power for 15,783,927 shares, which holdings represented 12.5% of our outstanding common stock as of such date.
(21)	As of September 30, 2007, and based solely on a Form 13F/A filed with the SEC on November 16, 2007 by Hotchkis and Wiley Capital Management, LLC.
(22)	Based solely on a Schedule 13D/A jointly filed with the SEC on October 16, 2007 by Steel Partners II, L.P., its general partner, Steel Partners, L.L.C., and Steel Partners, L.L.C.’s sole managing member, Warren G. Lichtenstein (collectively, “Steel Partners”). The filing indicates that, as of October 12, 2007, Steel Partners had sole voting power for 12,456,300 shares, shared voting power for no shares, sole dispositive power for 12,456,300 shares, and shared dispositive power for no shares, which holdings represented 10.2% of our common stock as of such date.
(23)	As of September 30, 2007, and based solely on a Form 13F filed with the SEC on October 25, 2007 by Dimensional Fund Advisors LP.
(24)	As of September 30, 2007, and based solely on a Form 13F filed with the SEC on November 15, 2007 by LSV Asset Management.
(25)	As of September 30, 2007, and based solely on a Form 13F filed with the SEC on November 13, 2007 by Goldman Sachs Group.
(26)	As of September 30, 2007, and based solely on a Form 13F filed with the SEC on November 13, 2007 by AXA.
(27)	Percentage based on IKON’s outstanding common stock on November 15, 2007 of 116,021,508.

2006 Omnibus Equity Compensation Plan.    The 2006 Omnibus Equity Compensation Plan (the “Omnibus Plan”) provides for the grant of incentive stock options, non-qualified stock options, stock appreciation rights, stock units, performance units, stock awards, and deferred shares. Selected Company employees, non-employee directors and consultants are eligible to participate in the Omnibus Plan. The following equity compensation plans were merged into the Omnibus Plan (collectively the “Prior Plans”): (a) 2000 IKON Office Solutions, Inc. Employee Stock Option Plan; (b) 2000 IKON Office Solutions, Inc. Executive Incentive Plan; (c) 2003 IKON Office Solutions, Inc. Employee Equity Incentive Plan; (d) 2003 IKON Office Solutions, Inc. Non-Employee Directors’ Compensation Plan; (e) 2000 IKON Office Solutions, Inc. Non-Employee Directors’ Compensation Plan. No additional equity grants may be made under the Prior Plans after shareholders approved the Omnibus Plan on February 22, 2006. However, the Prior Plans remain in operation for administrative purposes.

The aggregate number of shares that may be issued or transferred under the Omnibus Plan is the sum of (i) 8,000,000 shares and (ii) the number of shares of stock attributable to outstanding grants under the Prior Plans as well as shares of stock reserved for issuance under the Prior Plans. As of September 30, 2007, there were 9,951,766 shares available for future grant under this plan.

The Omnibus Plan is administered by the Human Resources (“HR”) Committee of the Board. The HR Committee determines the size and type of grant for IKON employees. The Board determines the size and type of grant for our chief executive officer. The Board determines the size and type of grant for non-employee directors. Incentive stock options and non-qualified stock options are granted at or above the fair market value of our shares on the date of grant. Typically, stock options vest at the rate of 33.33% per year commencing on the first anniversary of the grant date and expire on the tenth anniversary of the date of grant. Generally, the restrictions on outstanding restricted stock units lapse according to one of the following schedules: (1) the restrictions on 100% of restricted stock units lapse at 3, 4 or 5 years; and (2) the restrictions on restricted stock units for employees who attain age 55 with 5 years of service with the Company lapse at 2, 3 and 4 years.

IKON Office Solutions, Inc. 1995 Stock Option Plan.    The IKON Office Solutions, Inc. 1995 Stock Option Plan (“1995 Plan”) provided for the grant of incentive and non-qualified stock option awards. Selected Company employees and eligible consultants were eligible to participate in the 1995 Plan. No additional equity awards may be granted under this plan after November 10, 2004. However, this plan remains in operation for administrative purposes.

The 1995 Plan is administered by the HR Committee of the Board. Incentive stock options and non-qualified stock options were granted at or above the fair market value of our shares on the date of grant. Typically, stock options vested at the rate of 33.33% per year commencing on the first anniversary of the grant date and expired on the tenth anniversary of the date of grant.

IKON Office Solutions, Inc. Non-Employee Directors’ Stock Option Plan.    The IKON Office Solutions, Inc. Non-Employee Directors’ Stock Option Plan (“Director Stock Option Plan”) provided for the grant of stock option awards to non-employee directors. No additional equity awards may be granted under this plan after February 23, 2000. However, this plan remains in operation for administrative purposes.

The Director Stock Option Plan is administered by the Board. Stock options were granted at or above the fair market value of our shares on the date of grant. Typically, stock options vested at the rate of 33.33% per year commencing on the first anniversary of the grant date and expired on the tenth anniversary of the date of grant.

IKON Office Solutions, Inc. Long Term Incentive Compensation Plan.    The IKON Office Solutions, Inc. Long Term Incentive Compensation Plan (“LTIP”) enabled the Company to offer full-time employees the opportunity to acquire shares of common stock if specified performance goals and/or vesting requirements were met. No additional equity awards may be granted under this plan after September 30, 2004. However, this plan remains in operation for administrative purposes.

The LTIP is administered by the HR Committee. LTIP awards were permitted in the form of cash, shares of common stock, or such other form approved by the HR Committee. At time of award, the HR Committee specified (i) the amount and form of the Award, (ii) the performance goals (if any) applicable to the Award, (iii) the vesting requirements (if any ) applicable to the Award; and (iv) any other terms and conditions of the award.

IKON Office Solutions, Inc. Retirement Savings Plan.    The IKON RSP is a 401(k) tax qualified retirement plan under Section 401(a) of the Internal Revenue Code. The IKON RSP provides our U.S. employees with a menu of investment options, including, until its closure to new investments effective September 28, 2007, the IKON Stock Fund, which invests exclusively in our common stock. State Street is the trustee of IKON RSP assets.

IKON Canada Pension Savings Plan.    The Canada PSP is a registered pension plan for IKON Canada employees. The defined contribution (“DC”) component of the Canada PSP permits employees to make contributions up to the limits for tax-sheltered retirement savings established for such plans under the Income Tax Act (Canada). Sun Life serves as both the record keeper and investment manager for the DC portion of the Canada PSP. The Canada PSP provides a menu of investment options to participants, including a segregated fund that, until its closure to new investments effective December 31, 2006, invested exclusively in shares of IKON common stock. Sun Life does not pass-through voting rights to Canada PSP plan participants.

IKON Office Solutions, Inc. Executive Deferred Compensation Plan.    The IKON Office Solutions, Inc. Executive Deferred Compensation Plan (the “Executive Plan”) provides certain eligible employees with the opportunity to defer a portion of their salary, bonus and equity awards, and to receive such deferred amounts at a specified time in the future. It is intended to constitute an unfunded deferred compensation arrangement for a select group of management or highly compensated employees. It is also intended to be maintained and operated in accordance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, with respect to those deferrals to the plan after December 31, 2004. Effective March 1, 2006, the Company began making matching contributions to the Executive Plan for eligible employees who deferred a portion of their short-term incentive bonus to the Executive Plan. Any such matching contributions are subject to a vesting schedule and distributed in the form of shares of IKON common stock at a specified time in the future.

IKON Office Solutions, Inc. Monthly Investment Plan.    Employees of the Company and its subsidiaries may purchase, on an entirely voluntary basis, common stock at market prices prevailing at the time of the purchase by opening individual Monthly Investment Plan (“MIP”) accounts with a designated brokerage agent and authorizing the Company to withhold a specified amount from their salaries each pay period. Smith Barney is currently the designated brokerage agent for the MIP. MIP participants have the same voting rights as all other common stock holders.

IKON Office Solutions, Inc. Dividend Reinvestment and Share Purchase Plan.    The DRIP provides shareholders with the opportunity to invest cash dividends and voluntary cash distributions in additional shares of our common stock. Shareholders have the choice of participating on the reinvestment feature of the DRIP or receiving cash payments for dividends.

Change In Control Arrangements.    We maintain change-in-control agreements for certain of our employees. In addition, equity awards made to employees, including our named executive officers, generally provide for accelerated vesting of the equity award upon a change in control of the Company. We sponsor or have sponsored deferred compensation plans for certain of our existing and former employees, including certain existing and former executive officers. Our funding obligations may be accelerated upon the occurrence of certain events defined under the plans, including, among others, in the event that one of our shareholders becomes the beneficial owner of more than 15% of our common stock. Should Hotchkis and Wiley elect not to participate in the Offer, its holdings of our common stock may exceed 15%. Such events could have a material adverse effect on our liquidity, financial position or results of operations. See Section 2. Steel Partners has, by an agreement with us dated November 20, 2007, agreed that should, as a result of the Offer, its IKON shareholding be projected to exceed 15% of IKON’s outstanding common stock, it will, within two days of being so notified by IKON, sell sufficient shares to reduce its shareholding to no more than 14.9%.

Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, neither we nor any of our directors, executive officers, affiliates or subsidiaries have effected any transactions involving shares of our common stock during the 60 days prior to November 19, 2007, except as follows:

•

On September 25, 2007 (when the stock price was $12.85), 334 shares of common stock beneficially owned by Mr. Espe were transferred in partial settlement of a family trust from an indirectly held to a directly held family trust.

•

On September 26, 2007 (when the stock price was $13.03), pursuant to the Omnibus Plan, we made grants of deferred stock units as payment of meeting fees for a Board of Directors meeting, as follows: Richard A. Jalkut (153), Gerald Luterman (153), Thomas R. Gibson (154), Kurt M. Landgraf (154), Arthur E. Johnson (268) and William L. Meddaugh (268).

•

On October 1, 2007 (when the stock price was $13.00), Robert Woods delivered to us 8,350 shares of common stock in payment of a tax withholding liability that arose upon the vesting on September 30, 2007 of 27,732 restricted stock units.

•

On October 22, 2007 (when the stock price was $12.55), pursuant to the Omnibus Plan, we made grants of deferred stock units as payment of meeting fees for a Board of Directors meeting, as follows: Gerald Luterman (120), Thomas R. Gibson (120) and William L. Meddaugh (120). We also made grants of 10,000 stock options and 15,000 restricted stock units to Tracey Rothenberger pursuant to the Omnibus Plan.

•

On October 23, 2007, (when the stock price was $12.80), pursuant to the Omnibus Plan, we made grants of deferred stock units as payment of meeting fees for a Board of Directors meeting and as quarterly part payment of non-executive Directors’ annual retainers, as follows: Richard A. Jalkut (1,270), Gerald Luterman (713), Thomas R. Gibson (1,757), Arthur E. Johnson (1,250), Kurt M. Landgraf (1,562), William L. Meddaugh (156) and William McCracken (659).

•

On October 25, 2007, (when the stock price was $12.75), we made a grant of 28 shares of common stock to Theodore Strand for the settlement of dividend equivalent rights. Mr. Strand also delivered to us 2,763 shares in payment of a tax withholding liability that arose upon vesting of 9,000 restricted stock units.

•

On November 12, 2007 (when the stock price was $11.37), pursuant to the Omnibus Plan, we made grants of deferred stock units as payment of meeting fees for a Board of Directors meeting, as follows: Richard A. Jalkut (176), Gerald Luterman (176), Thomas R. Gibson (176), Kurt M. Landgraf (176) and Arthur E. Johnson (176).

•

On November 16, 2007 (when the stock price was $11.04), pursuant to the Omnibus Plan, we made grants of deferred stock units as payment of meeting fees for a Board of Directors meeting, as follows: Thomas R. Gibson (181), Richard A. Jalkut (181), Arthur E. Johnson (181), Kurt M. Landgraf (181), Gerald Luterman (181) and William L. Meddaugh (181).

13.    Effects of the Tender Offer on the Market for Shares; Registration under the Exchange Act

The purchase of shares under the Offer will reduce the number of shares that might otherwise be traded publicly and is likely to reduce the number of shareholders. As a result, trading of a relatively smaller volume of shares after consummation of the Offer may have a greater impact on trading prices than would be the case prior to consummation of the Offer.

We believe that there will be a sufficient number of shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the shares. Based upon published guidelines of the NYSE, we do not believe that our purchase of shares under the Offer will cause the remaining outstanding shares to be delisted from the NYSE. The Offer is conditioned upon our determination that the consummation of the Offer and the purchase of shares will not cause the shares to be delisted from the NYSE. See Section 7.

Our shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such shares as collateral. We believe that, following the purchase of shares under the Offer, the shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin rules and regulations.

Our shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our shareholders. We believe that our purchase of shares under the Offer pursuant to the terms of the Offer will not result in the shares becoming eligible for deregistration under the Exchange Act.

14.    Legal Matters; Regulatory Approvals

Except as otherwise discussed herein, we are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition or ownership of shares by us as contemplated by the Offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered under the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligation under the Offer to accept for payment and pay for shares is subject to conditions. See Section 7.

15.    Material U.S. Federal Income Tax Consequences

The following summary describes the material U.S. federal income tax consequences as of the date hereof to U.S. Holders and Non-U.S. Holders (each as defined below) of an exchange of shares for cash pursuant to the Offer. The summary is based on the Internal Revenue Code (the “Code”), Treasury Regulations, judicial decisions, published positions of the IRS, and other applicable authorities, all as in effect as of the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect). The discussion does not address all of the tax consequences that may be relevant to a particular shareholder or to shareholders subject to special treatment under U.S. federal income tax laws (such as financial institutions, broker-dealers, insurance companies, cooperatives, expatriates, tax-exempt organizations, pension plans, regulated investment companies or real estate investment trusts, traders in securities who elect to apply a mark-to-market method of accounting, U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar, persons that acquired their shares through the exercise of an employee stock option or otherwise as compensation, or partnerships or other pass-through entities or persons holding shares through partnerships or other pass-through entities) or to persons who hold shares as part of a straddle, hedge, conversion, synthetic security, or constructive sale transaction for U.S. federal income tax purposes, all of whom may be subject to tax rules that differ from those summarized below. In addition, this discussion does not address the consequences of the alternative minimum tax, or any state, local or foreign tax consequences or any tax consequences (e.g., estate or gift tax) other than U.S. federal income tax consequences. This summary assumes that shareholders hold shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). No IRS ruling has been or will be sought regarding any matter discussed herein.

As used herein, the term “U.S. Holder” means a beneficial owner of shares that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation or other entity treated as a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (x) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (y) it has a valid election in effect to be treated as a U.S. person. As used herein, the term “Non- U.S. Holder” means a beneficial owner of shares that is neither a U.S. Holder nor a partnership (or other entity treated as a partnership for U.S. federal income tax purposes). If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partnership holding shares and each partner in such partnership should consult its own tax advisor about the U.S. federal income tax consequences of a sale of shares for cash pursuant to the Offer.

Each shareholder is advised to consult its own tax advisor as to the particular U.S. federal income tax consequences to such shareholder of tendering shares pursuant to the Offer and the applicability and effect of any state, local or foreign tax laws and other tax consequences with respect to the Offer.

U.S. Federal Income Tax Treatment of U.S. Holders

Characterization of Sale of Shares Pursuant to the Offer.    The sale of shares by a shareholder for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. The U.S. federal income tax consequences to a U.S. Holder may vary depending upon the U.S. Holder’s particular facts and circumstances. Under Section 302 of the Code, the sale of shares by a shareholder for cash pursuant to the Offer will be treated as a “sale or exchange” of shares for U.S. federal income tax purposes, rather than as a distribution with respect to the shares held by the tendering U.S. Holder, if the sale (i) results in a “complete termination” of the U.S. Holder’s equity interest in us under Section 302(b)(3) of the Code, (ii) is a “substantially disproportionate” redemption with respect to the U.S. Holder under Section 302(b)(2) of the Code, or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder under Section 302(b)(1) of the Code, each as described below (the “Section 302 Tests”).

The receipt of cash by a U.S. Holder will be a “complete termination” of the U.S. Holder’s equity interest in us if either (i) the U.S. Holder owns none of our shares either actually or constructively after the shares are sold pursuant to the Offer, or (ii) the U.S. Holder actually owns none of our shares after the sale of shares pursuant to the Offer and, with respect to shares constructively owned by the U.S. Holder after the Offer, the U.S. Holder is eligible to waive, and effectively waives, constructive ownership of all such shares under procedures described in Section 302(c) of the Code. U.S. Holders wishing to satisfy the “complete termination” test through waiver of attribution are particularly advised to consult their own tax advisors regarding the requirements, mechanics and desirability of such a waiver.

The receipt of cash by a U.S. Holder will be “substantially disproportionate” if the percentage of our outstanding shares actually and constructively owned by the U.S. Holder following the sale of shares pursuant to the Offer is less than 80% of the percentage of our outstanding shares actually and constructively owned by the U.S. Holder before the sale of shares pursuant to the Offer.

Even if the receipt of cash by a U.S. Holder fails to satisfy the “complete termination” test and the “substantially disproportionate” test, a U.S. Holder may nevertheless satisfy the “not essentially equivalent to a dividend” test if the U.S. Holder’s surrender of shares pursuant to the Offer results in a “meaningful reduction” in the U.S. Holder’s equity interest in us. Whether the receipt of cash by a U.S. Holder will be “not essentially equivalent to a dividend” will depend upon the U.S. Holder’s particular facts and circumstances. The IRS has indicated in published guidance that even a small reduction in the proportionate interest of a small minority shareholder in a publicly and widely held corporation who exercises no control over corporate affairs may constitute a “meaningful reduction.”

Constructive Ownership and Related Transactions.    Several special rules apply to the calculation of ownership percentages that must be made under the Section 302 Tests.

First, special “constructive ownership” rules will apply in determining whether any of the Section 302 Tests has been satisfied. A U.S. Holder must take into account not only the shares that are actually owned by the

U.S. Holder, but also shares that are constructively owned by the U.S. Holder within the meaning of Section 318 of the Code. Very generally, a U.S. Holder may constructively own shares actually owned, and in some cases constructively owned, by certain members of the U.S. Holder’s family and certain entities (such as corporations, partnerships, trusts and estates) in which the U.S. Holder actually or constructively has an equity interest, as well as shares the U.S. Holder has an option to purchase.

Second, contemporaneous dispositions or acquisitions of shares by a U.S. Holder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether the Section 302 Tests have been satisfied. Each U.S. Holder should be aware that, because proration may occur in the Offer, even if all the shares actually and constructively owned by a U.S. Holder are tendered pursuant to the Offer, fewer than all of these shares may be purchased by us. Thus, proration may affect whether the surrender of shares by a U.S. Holder pursuant to the Offer will meet any of the Section 302 Tests. See Section 6 for information regarding an option to make a conditional tender of a minimum number of shares. U.S. Holders are advised to consult their own tax advisors regarding whether to make a conditional tender of a minimum number of shares, and the appropriate calculation thereof.

Third, for purposes of the Section 302 Tests, any repurchases made by us following the expiration of the Offer pursuant to one or more additional equity self-tender offers, accelerated stock repurchase programs or open market share repurchase programs, as described in Section 2 above, may be required to be taken into account by a U.S. Holder in determining such Holder’s percentage ownership in our shares after the Offer. This may make it more difficult for the U.S. Holder to satisfy the Section 302 Tests. For example, even if a U.S. Holder would meet the “substantially disproportionate” or “not essentially equivalent to a dividend” test based solely on the Holder’s sale of shares in the Offer, the test might not be satisfied after taking into account the reduction in the number of outstanding shares as a result of later repurchases by us of shares from other shareholders.

U.S. Holders are advised to consult their own tax advisors regarding the application of the three Section 302 Tests to their particular circumstances, including the effect of the constructive ownership rules on their sale of shares pursuant to the Offer. In addition, a U.S. Holder owning at least 5% of our outstanding shares must comply with the reporting requirement of Treasury Regulation 1.302-2(b)(2).

Sale or Exchange Treatment.    If any of the above three Section 302 Tests is satisfied, and the sale of the shares is therefore treated as a “sale or exchange” for U.S. federal income tax purposes, the tendering U.S. Holder will recognize gain or loss equal to the difference, if any, between the amount of cash received by the U.S. Holder and such holder’s tax basis in the shares sold pursuant to the Offer. Generally, a U.S. Holder’s tax basis in the shares will be equal to the cost of the shares to the U.S. Holder. Any gain or loss will be capital gain or loss, and generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the shares that were sold exceeds one year as of the date of the purchase by us pursuant to the Offer. Certain individual and other non-corporate U.S. Holders are eligible for reduced rates of U.S. federal income tax in respect of long-term capital gain (maximum rate of 15%). A U.S. Holder’s ability to deduct capital losses may be limited. A U.S. Holder must calculate gain or loss separately for each block of shares (generally, shares acquired at the same cost in a single transaction) we purchase from the U.S. Holder under the Offer.

Distribution Treatment.    If none of the Section 302 Tests is satisfied, the tendering U.S. Holder will be treated as having received a distribution by us with respect to the U.S. Holder’s shares in an amount equal to the cash received by such holder pursuant to the Offer. The distribution would be treated as a dividend to the extent that we have current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such a dividend would be taxed in its entirety as ordinary income without a reduction for the U.S. Holder’s tax basis of the shares exchanged, and the tax basis of such exchanged shares would be added to the tax basis of the U.S. Holder’s remaining shares, if any. The amount of any distribution in excess of our current and accumulated earnings and profits would be treated as a return of capital to the U.S. Holder, with a corresponding reduction in such U.S. Holder’s tax basis in its shares until reduced to zero, and then as capital gain from the sale or exchange of the shares. The IRS has stated in a published announcement that it is studying whether the basis reduction in such a case should be limited to the basis of the shares redeemed, or whether the basis of both the retained and redeemed shares should be reduced to zero before gain is recognized.

If a sale of shares for cash pursuant to the Offer by a corporate U.S. Holder is treated as a dividend, the corporate U.S. Holder may be (i) eligible for a dividends received deduction (subject to applicable exceptions and limitations) and (ii) subject to the “extraordinary dividend” provisions of Section 1059 of the Code. Corporate U.S. Holders should consult their tax advisors regarding (i) whether a dividends received deduction will be available to them, and (ii) the application of Section 1059 of the Code to the ownership and disposition of their shares. Provided that minimum holding period requirements are met, and subject to certain limitations for hedged positions, dividend income with respect to non-corporate U.S. Holders (including individuals) generally will be eligible for U.S. federal income taxation at a maximum rate of 15%.

U.S. Federal Income Tax Treatment of Non-U.S. Holders

Withholding.    See Section 3 with respect to the application of U.S. federal income tax withholding to payments made to Non-U.S. Holders pursuant to the Offer.

Sale or Exchange Treatment.    Gain realized by a Non-U.S. Holder on a sale of shares for cash pursuant to the Offer generally will not be subject to U.S. federal income tax if the sale is treated as a “sale or exchange” pursuant to the Section 302 Tests described above under “U.S. Federal Income Tax Treatment of U.S. Holders” unless (i) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States (and, if an income tax treaty applies, the gain is attributable to the U.S. permanent establishment maintained by such Non-U.S. Holder) or (ii) in the case of gain realized by a Non-U.S. Holder who is an individual, such Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met.

In addition, a Non-U.S. Holder that is a foreign corporation may be subject to a branch profits tax at a 30% rate, or lower rate specified in an applicable income tax treaty, on gain from the sale of shares pursuant to the Offer that is effectively connected with the conduct of a trade or business within the United States.

Distribution Treatment.    If the Non-U.S. Holder does not satisfy any of the Section 302 Tests explained above, the full amount received by the Non-U.S. Holder with respect to the sale of shares to us pursuant to the Offer will be treated as a distribution to the Non-U.S. Holder with respect to the Non-U.S. Holder’s shares. The treatment for U.S. federal income tax purposes of such distribution as a dividend, tax-free return of capital, or gain from the sale of shares will be determined in the manner described above under “U.S. Federal Income Tax Treatment of U.S. Holders.” Except as described in the following paragraphs, to the extent that amounts received by a Non-U.S. Holder are treated as dividends, such dividends will be subject to U.S. federal withholding tax at a rate of 30%, or a lower rate specified in an applicable income tax treaty. To obtain a reduced rate of withholding under an income tax treaty, a Non-U.S. Holder must provide a properly executed IRS Form W-8BEN (or a suitable substitute form) certifying, under penalties of perjury, that the Non-U.S. Holder is a non-U.S. person and the dividends are subject to a reduced rate of withholding under an applicable income tax treaty. Non-U.S. Holders should consult their tax advisors regarding their entitlement to, and the procedure for obtaining, benefits under an applicable income tax treaty.

Amounts treated as dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States are not subject to U.S. federal withholding tax but instead, unless an applicable tax treaty provides otherwise, generally are subject to U.S. federal income tax in the manner applicable to U.S. Holders, as described above. To claim exemption from U.S. federal withholding tax with respect to the purchase price of shares treated as dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States, the Non-U.S. Holder must comply with applicable certification and disclosure requirements by providing a properly executed IRS Form W-8ECI (or a suitable substitute form) certifying, under penalties of perjury, that the Non-U.S. Holder is a non-U.S. person and the dividends are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States and includible in that holder’s gross income. In addition, a Non-U.S. Holder that is a foreign corporation may be subject to a branch profits tax at a 30% rate, or a lower rate specified in an applicable income tax treaty, on dividends effectively connected with the conduct of a trade or business within the United States, subject to certain adjustments.

The Depositary (or other applicable withholding agent) will withhold at a 30% rate on the gross proceeds of the Offer paid to a Non-U.S. Holder, unless the Non-U.S. Holder provides the Depositary (or other applicable withholding agent) with (i) an IRS Form W-8 ECI (or suitable substitute form), claiming that the Offer proceeds are effectively connected with a U.S. trade or business carried on by the Non-U.S. Holder or (ii) an IRS Form W-8BEN (or a suitable substitute form) establishing that a reduced rate of withholding is available under an applicable income tax treaty. See Section 3.

A Non-U.S. Holder may be eligible to obtain a refund or credit of all or a portion of any U.S. federal tax withheld if the Non-U.S. Holder meets any of the three Section 302 Tests described above under “U.S. Federal Income Tax Treatment of U.S. Holders” with respect to the sale of shares pursuant to the Offer, or is able to establish that no tax or a reduced amount of tax is due, in either case, provided that an appropriate claim is timely filed with the IRS.

Non-U.S. Holders are advised to consult their own tax advisors regarding the application of U.S. federal withholding tax to the sale of shares pursuant to the Offer, including the eligibility for withholding tax reductions or exemptions and refund procedures.

Tax Considerations for Holders of Common Stock that Do Not Tender any Shares in the Offering

The Offer will have no U.S. federal income tax consequences to our shareholders that do not tender any shares in the Offer.

Backup Withholding

See Section 3 with respect to the application of U.S. federal backup withholding.

16.    Extension of the Tender Offer; Termination; Amendment

We expressly reserve the right, in our sole discretion, at any time and from time to time prior to the Expiration Time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the Offer and not accept for payment or pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the failure of any of the conditions specified in Section 7 by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law (including Rule 13e-4 under the Exchange Act), we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to amend the Offer in any respect prior to the Expiration Time, including by changing the purchase price range or the aggregate purchase price limit. Amendments to the Offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement made under the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law (including Rule 13e-4 under the Exchange Act), we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through PRNewswire or another comparable service.

If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information; however, in no event will the Offer remain open for fewer than five business days following such a material change in the terms of, or information concerning, the Offer. If (1) we make any change to (a) the price range at which we are offering to purchase shares in the Offer, (b) decrease the aggregate purchase price limit and thereby decrease the number of shares purchasable in the Offer, or (c) increase the aggregate purchase price limit and thereby increase the number of shares purchasable in the Offer by more than 2% of our outstanding shares and (2) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to shareholders in the manner specified in this Section 16, the Offer will be extended until the expiration of such 10 business day period.

17.    Fees and Expenses

We have retained Lehman Brothers Inc. and Wachovia Capital Markets, LLC to act as the Dealer Managers and financial advisors in connection with the Offer. In such roles, the Dealer Managers may contact brokers, dealers and similar entities and may provide information regarding the Offer to those that they contact or persons that contact them. The Dealer Managers will receive reasonable and customary compensation, including a fee of $0.03 per share. We also have agreed to reimburse the Dealer Managers for reasonable out-of-pocket expenses incurred in connection with the Offer, including reasonable fees and expenses of counsel, and to indemnify the Dealer Managers against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

The Dealer Managers and their affiliates have in the past provided, and in the future may provide, financial advisory, brokerage, investment banking and financing services to us, for which services they have received, and would expect to receive, compensation from us. Additionally, in the ordinary course of business, including in its trading and brokerage operations, the Dealer Managers and their affiliates may hold positions, both long and short, for their own accounts and for those of their customers, in our securities. Pursuant to the Commitment Letter, Wachovia Capital Markets, LLC, acting alone or through or with affiliates selected by it, will act as the sole book-runner and sole lead arranger for the New Notes.

We also have retained D. F. King & Co., Inc. to act as Information Agent and National City to act as Depositary in connection with the Offer. The Information Agent may contact holders of shares by mail, facsimile and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Dealer Managers and the Information Agent as described above) for soliciting tenders of shares pursuant to the Offer. Shareholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if shareholders tender shares through the brokers or banks and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Dealer Managers, the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares, except as otherwise provided in Section 5 hereof.

18.    Miscellaneous

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares residing in such jurisdiction.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 11 with respect to information concerning us. In any jurisdiction where the securities, “Blue Sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by the Dealer Managers or one or more requested brokers or dealers licensed under the laws of the applicable jurisdiction.

You should only rely on the information contained in this document or to which we have referred you. We have not authorized any person to make any recommendation on behalf of us as to whether you should tender or refrain from tendering your shares in the Offer or regarding the purchase price or prices at which you may tender shares. We have not authorized any person to give any information or to make any representation in connection with the Offer other than those contained in this document or in the related Letter of Transmittal. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by us, our Board of Directors, the Dealer Managers, the Depositary or the Information Agent.

NOVEMBER 21, 2007

The Letter of Transmittal, certificates for shares and any other required documents should be sent or delivered by each shareholder of the Company or his or her bank, broker, dealer, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

National City Bank

By First Class Mail: National City Bank, Depositary Corporate Actions Processing Center P. O. Box 859208 Braintree, Massachusetts 02185-9208	For Delivery of Notice of Guaranteed Delivery or Requests to Withdraw Tenders via facsimile: (781) 930-4942 To confirm receipt of FAX, call (781) 930-4900	By Registered, Certified, Express, Overnight Delivery or in Person: National City Bank, Depositary Corporate Actions Processing Center 161 Bay State Drive Braintree, Massachusetts 02184

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Questions and requests for assistance or for additional copies of this Offer to Purchase and the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone number and location listed below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

D. F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Shareholders Call Toll-Free: (800)-735-3107

Banks and Brokers Call Collect: (212)-269-5550

The Dealer Managers for the Offer are:

Lehman Brothers Inc.	Wachovia Capital Markets, LLC
Corporate Services 745 Seventh Avenue New York, NY 10019 Toll-free: (888)-610-5877 Call Collect: (212)-526-7850	Special Equities 375 Park Avenue, 4th Floor New York, NY 10152 Toll-free: (800)-532-2916 Call Collect: (212)-214-6129